Execution Version

___________________________________________________________________________
ASSET PURCHASE AGREEMENT
BY AND AMONG
JEFFERSON ACQUISITION, LLC, AS THE BUYER,
HOOPER WELLNESS, LLC, AS HOLDCO
HOOPER HOLMES, INC., AS THE BUYER PARENT
ACCOUNTABLE HEALTH SOLUTIONS, INC., AS THE SELLER, AND
ACCOUNTABLE HEALTH, INC., AS THE SHAREHOLDER

DATED AS OF APRIL 17, 2015
___________________________________________________________________________

11840517.1
KCP-4567096-11

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1
ARTICLE II PURCHASE AND SALE OF ASSETS    10

2.1	Agreement to Purchase and Sell 11

2.2	Excluded Assets 12

2.3	Assumption of Liabilities 13

2.4	Purchase Price 14

2.5	Working Capital Adjustments 15

2.6	Tax Treatment; Allocation of Purchase Price 17

2.7	Withholding Tax 17

2.8	Allocation of Certain Items 17

2.9	Employee Transition Period 18
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER    18

3.1	Organization; Good Standing 18

3.2	Authorization; Binding Effect 19

3.3	Non‑Contravention 19

3.4	Financial Statements 20

3.5	Real Property 20

3.6	Intellectual Property 21

3.7	Title to Purchased Assets; Sufficiency and Condition of Purchased Assets 23

3.8	Licenses and Permits; Compliance with Laws 23

3.9	Litigation 24

3.10	Employees 25

3.11	Employee Benefits 26

3.12	Insurance 26

3.13	Taxes 27

3.14	Material Contracts 28

3.15	Environmental and Healthcare Law Compliance 30

3.16	Brokers 31

3.17	Operations Since Balance Sheet Date; Absence of Changes 31

3.18	Customers and Suppliers 32

3.19	Accounts Receivable 33

3.20	Affiliate Transactions 33

3.21	Accredited Investor 33

3.22	No Indebtedness 34

3.23	Full Disclosure 34

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER, HOOPER WELLNESS and BUYER PARENT    35

4.1	Organization; Good Standing 35

4.2	Authorization; Binding Effect 35

4.3	Non‑Contravention 35

4.4	Litigation 36

4.5	Brokers 36

4.6	Valid Issuance of HH Common Stock; Capitalization of Buyer 36

4.7	Absence of Certain Changes 36

4.8	Financial Statements; SEC Filings 36

4.9	No Undisclosed Liabilities 37

4.10	Compliance with Laws; Permits 37
ARTICLE V COVENANTS    38

5.1	Access 38

5.2	Confidentiality 38

5.3	Non‑Compete 39

5.4	Maintenance of Insurance 40

5.5	Tax Matters 40

5.6	Use of Business Name 41

5.7	Received Payments 41

5.8	Shareholder Audited Financial Statements 42

5.9	Sale of HH Common Stock 42

5.10	Non-Assignable Contracts 43

5.11	Contracts Not Transferred at Closing 43
ARTICLE VI CLOSING    43

6.1	Closing 43

6.2	Closing Deliveries 44
ARTICLE VII    45
INDEMNIFICATION    45

7.1	Survival of Representations and Warranties 45

7.2	Indemnification 45

7.3	Notice of Claims 46

7.4	Third‑Party Claims 47

7.5	Limitations of Liability 49

7.6	Manner of Payment 49

ARTICLE VIII MISCELLANEOUS    50

8.1	Entire Agreement; Amendments 50

8.2	Invalidity 50

8.3	Specific Performance 50

8.4	Amendment; Extension; Waiver 51

8.5	Expenses 51

8.6	Public Announcements 51

8.7	Notices 51

8.8	Successors and Assigns; No Third‑Party Beneficiaries 52

8.9	Compliance with Bulk Sales Laws 53

8.10	Interpretation 53

8.11	Governing Law 53

8.12	Jurisdiction; Waiver of Jury Trial 53

8.13	Execution in Counterparts; Facsimile 54

EXHIBITS AND SCHEDULES TO THE ASSET PURCHASE AGREEMENT
Exhibits:
Exhibit A    ‑    Form of Bill of Sale
Exhibit B    ‑    Form of Assignment and Assumption Agreement
Exhibit 2.5(a)     ‑    Closing Statement
Exhibit C    -    Transition Services Agreement

Schedules:
Schedule 1.1        Permitted Liens
Schedule 1.2        Current Assets
Schedule 1.3        Current Liabilities
Schedule 2.1(d)    Assumed Contracts
Schedule 2.2(c)    Excluded Personal Property
Schedule 2.2(d)    Excluded Contracts
Schedule 2.2(m)    Certain Excluded Assets
Schedule 2.3(a)(iii)    Transferring Employees
Schedule 2.6        Allocation of Purchase Price
Schedule 3.3(a)    Non‑Contravention – Seller and Shareholder
Schedule 3.3(b)    Non‑Contravention – Third‑Party Consents
Schedule 3.3(c)    Third Party Approvals and Governmental Approvals
Schedule 3.4(a)    Financial Statements
Schedule 3.4(b)    Liabilities Not Reflected on Balance Sheet
Schedule 3.4(c)    Distributions to Shareholder
Schedule 3.5(a)    Leases; Leased Real Property
Schedule 3.6(a)    Seller’s Intellectual Property
Schedule 3.6(b)(i)    Intellectual Property – Infringement
Schedule 3.6(b)(ii)    Intellectual Property – Infringement Actions
Schedule 3.6(d)    IP Licenses
Schedule 3.6(e)    Seller’s Software
Schedule 3.6(j)    Open Source Software
Schedule 3.7(a)    Exceptions to Title
Schedule 3.8(c)    Permits
Schedule 3.9        Litigation
Schedule 3.10(a)    Employee Contracts
Schedule 3.10(c)    Employees
Schedule 3.10(d)    Employee Bonuses
Schedule 3.10(e)    Consultants
Schedule 3.11        Seller Benefit Plans
Schedule 3.12(a)    Policies
Schedule 3.12(b)    Expiring Policies
Schedule 3.13(g)    Audit by Taxing Authority

Schedule 3.14(a)    Material Contracts
Schedule 3.14(b)    Exceptions to Material Contracts
Schedule 3.15(e)    Orders
Schedule 3.15(f)    HIPAA Compliance
Schedule 3.16        Brokers
Schedule 3.17        Absence of Changes
Schedule 3.18(a)    Material Customers and Suppliers
Schedule 3.18(b)    Exceptions to Material Customers and Suppliers
Schedule 3.19        Outstanding Accounts Receivable
Schedule 3.20        Affiliate Transactions
Schedule 8.9        Supplemental Disclosures

v

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 17, 2015 (the “Closing Date”), is made and entered into by and among (a) Jefferson Acquisition, LLC, a Kansas limited liability company and a wholly owned subsidiary of Hooper Wellness, LLC (the “Buyer”), (b) Hooper Holmes, Inc., a New York corporation (“Buyer Parent”), (c) Hooper Wellness, LLC, a Kansas limited liability company and a wholly owned subsidiary of Buyer Parent (“Hooper Wellness”) (d) Accountable Health Solutions, Inc., an Indiana corporation (the “Seller”), and (e) Accountable Health, Inc., a Delaware corporation (“Shareholder”).
RECITALS
WHEREAS, the Seller is engaged in the business of developing and administering health and wellness programs, solutions and related services for employers, employees, and wellness partners including biometric screenings, coaching and year-round portal based support programs (the “Business”); and
WHEREAS, subject to the terms and conditions set forth herein, the Seller and Shareholder have agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Seller and/or Shareholder, the Purchased Assets, and the Buyer will assume the Assumed Liabilities, in each case as defined and set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
As used herein, the terms below shall have the following meanings:
“Accounting Firm” has the meaning set forth in Section 2.5(c).
“Action” means any action, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, investigation, review or other proceeding commenced, brought or heard by or before any Governmental Authority.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified; it being understood that, for purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agreed Stock Value” means $0.46 per share.
“Agreement” has the meaning set forth in the preamble.

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“Ancillary Agreements” has the meaning set forth in Section 3.2.
“Assignment and Assumption Agreement” has the meaning set forth in Section 6.2(a)(iii).
“Assumed Contracts” has the meaning set forth in Section 2.1(d).
“Audited Financial Statements” has the meaning set forth in Section 5.8.
“Balance Sheet” has the meaning set forth in Section 3.4(a).
“Balance Sheet Date” has the meaning set forth in Section 3.4(a).
“Basket Amount” has the meaning set forth in Section 7.5(a).
“Benefit Plan” means each compensation or benefits plan, program or arrangement including, without limitation, plans within the meaning of Section 3(3) of ERISA, employment agreements, profit‑sharing, defined contribution, deferred compensation, insurance, pension, retirement, medical, hospital, disability, change of control, termination, welfare or fringe benefit plans, programs, agreements or arrangements, cash or equity‑based bonus or incentive arrangements, severance arrangements and vacation policies sponsored or maintained by the Seller or any of the Seller’s Affiliates or ERISA Affiliates for the benefit of the Seller’s employees, directors, partners, independent contractors or consultants.
“Business” has the meaning set forth in the recitals.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Delaware are authorized or obligated to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Buyer Material Adverse Effect” means any circumstance, change in, or effect on the Buyer Parent, on a consolidated basis, that individually or in the aggregate with any other circumstances, changes in, or effects on the Buyer Parent, on a consolidated basis, or its business, that is, or could be materially adverse to (a) the business or operations of the Buyer Parent, on a consolidated basis, or (b) the condition (financial or otherwise) of the business of the Buyer Parent, on a consolidated basis, or the HH Common Stock.
“Buyer Parent” has the meaning set forth in the preamble.
“Buyer Parent Reports” has the meaning set forth in Section 4.8(a).
“Buyer Permits” has the meaning set forth in Section 4.10(b).

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“Cash” means all cash and all cash equivalents held by the Seller, as determined in accordance with GAAP. In the event that cash is less than zero, it will be treated as zero for purposes of the purchase price and Working Capital Adjustment, and Buyer does not assume any liabilities thereto.
“Cash Payment” has the meaning set forth in Section 2.4(a).
“Claim Notice” has the meaning set forth in Section 7.3(a).
“Closing” has the meaning set forth in Section 6.1(a).
“Closing Date” has the meaning set forth in the preamble.
“Closing Statement” has the meaning set forth in Section 2.5(a).
“Closing Working Capital” means Current Assets minus Current Liabilities as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
“Competitive Business” has the meaning set forth in Section 5.3(a).
“Contract” means any contract, agreement, lease, sublease, mortgage, obligation, understanding, promise, arrangement, undertaking, restriction, license, sublicense or other instrument, in each case, whether written or oral.
“Current Assets” means the current assets of the Seller set forth on Schedule 1.1.
“Current Liabilities” means the current liabilities of the Seller set forth on Schedule 1.2; provided, however, for the avoidance of doubt the Current Liabilities shall not include any Indebtedness, any Excluded Liabilities or costs and expenses related to obtaining the Shareholder Financial Statements.
“Delivered Shares” has the meaning set forth in Section 2.4(a).
“Disclosure Schedules” has the meaning set forth in the introductory paragraph of ARTICLE III.
“Dispute Notice” has the meaning set forth in Section 7.3(b).
“Disputed Working Capital Items” has the meaning set forth in Section 2.5(c).
“Employee Transition Period” has the meaning set forth in Section 2.9.
“Enforceability Exceptions” has the meaning set forth in Section 3.2.

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“Environmental Laws” means any Law in effect as of the Closing Date relating to the generation, production, use, treatment, storage, transportation or disposal of Hazardous Substances or the protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with the Seller is treated as a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2(d).
“Excluded Personal Property” has the meaning set forth in Section 2.2(c).
“Facilities” has the meaning set forth in Section 3.5(b).
“Final Closing Statement” has the meaning set forth in Section 2.5(d).
“Final Closing Working Capital” has the meaning set forth in Section 2.5(d).
“Fundamental Representations” means those representations and warranties identified in Section 7.1(a)(i).
“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.
“Governmental Approvals” means all consents, authorizations or approvals of or by, and all filings with, all Governmental Authorities that are necessary to consummate the transactions contemplated hereby.
“Governmental Authority” means any legislature, agency (including the IRS), bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi‑national organization, quasi‑governmental body or other similarly recognized organization (including the Centers for Medicare and Medicaid Services) or body of any federal, state, county, municipal, local or foreign government or other similarly recognized organization or body exercising similar powers or authority.
“Hazardous Substances” means (a) any and all substances, wastes, pollutants, contaminants and materials regulated, defined or designated as hazardous, dangerous or toxic under any Environmental or Healthcare Law, (b) gasoline, diesel fuel or other petroleum hydrocarbons, (c) PCBs, asbestos, mold or urea formaldehyde foam insulation and (d) natural gas, synthetic gas and any mixtures thereof.

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“Healthcare Laws” means all applicable Laws of any Governmental Authority regulating health services or payment, including, but not limited to, the federal Anti‑Kickback Statute (42 U.S.C. § 1320a‑7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Anti‑Inducement Law (42 U.S.C. § 1320a‑7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a‑7b(a)), the exclusion laws (42 U.S.C. § 1320a‑7), the civil monetary penalty laws (42 U.S.C. § 1320a‑7a), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d‑1320d‑8), the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Food, Drug and Cosmetic Act (21 C.F.R. §§ 301 et seq.), the Prescription Drug Marketing Act of 1987, the Deficit Reduction Act of 2005, the Health Insurance Portability and Accountability Act of 1996 (Public Law 104‑191), HITECH, the Patient Protection and Affordable Care Act of 2010, any amendments thereto, the regulations promulgated pursuant to such Laws, any state analogs to any of the foregoing Laws, and any other federal, state, or local Law, regulation, guidance document (including, but not limited to, OIG advisory opinions), manual provision, program memorandum, or other issuance of any Governmental Authority which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, privacy, security, licensure, accreditation, or billing/coding.
“HH Common Stock” means the Common Stock, $0.04 par value per share, of Hooper Holmes, Inc.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“HITECH” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 (Public Law 111‑005), as amended.
“Holdback Shares” has the meaning set forth in Section 2.4(a).
“Hooper Wellness” has the meaning set forth in the preamble.
“Improvements” has the meaning set forth in Section 3.5(b).
“Indebtedness” means, as of a particular date and without duplication, (a) all indebtedness (including the principal amount thereof, the amount of accrued and unpaid interest thereon, and all applicable prepayment penalties) of the Seller, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all obligations of the Seller to pay rent or other payments under a lease of real property or Personal Property that is required to be classified as a capital lease in accordance with GAAP, (c) any Liability for the deferred purchase price of any property or services (but expressly excluding trade payables), (d) all obligations under any interest rate, currency or other hedging agreement, (e) prepayment premiums of any change of control premiums, if any, “breakage” costs or similar payments associated with the repayments of

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such Indebtedness and accrued interest, if any, and fees and expenses and all other amounts owed in respect of the foregoing, (f) any reimbursement obligation of the Seller that is then due and payable with respect to direct‑pay letters of credit, surety bonds, bankers’ acceptances or similar facilities issued for the account of the Seller, (g) any obligation of another Person in respect of any of the foregoing that is unconditionally guaranteed by the Seller and (h) any obligation of another Person in respect of any of the foregoing that is secured by a Lien on any asset of the Seller.
“Indemnified Party” has the meaning set forth in Section 7.3(a).
“Indemnitor” has the meaning set forth in Section 7.3(a).
“Indemnity Shares” has the meaning set forth in Section 2.4(b).
“Intellectual Property” means, collectively, all United States, foreign and international industrial and intellectual property and other proprietary rights, including patents, patent applications, rights to file for patent applications (including continuations, continuations‑in‑part, divisionals, reissues and reexaminations), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain names or applications for Internet domain names, Internet and World Wide Web URLs or addresses and web site content, copyrights (whether or not registered), applications for and the right to file applications for registration thereof, works of authorship, moral rights, mask work rights, mask work registrations, applications and rights to file applications therefor, franchises, licenses, inventions, trade secrets, trade dress, know‑how, confidential information, customer lists, supplier lists, proprietary processes and formulae, software, source code and object code, database, algorithms, net lists, architectures, structures, screen displays, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any state thereof, or any country or province, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including programmers’ notes, memoranda and records.
“Interim Financial Statements” has the meaning set forth in Section 3.4(a).
“Inventory” means any inventory, including finished goods, supplies, raw materials, work in progress, spare, replacement and components, or goods or products used, held for use or related to the conduct of the Business, whether located on the Seller’s owned or leased property or located at any third‑party locations.
“IP Assignments” has the meaning set forth in Section 6.2(a)(v).
“IP Licenses” has the meaning set forth in Section 3.6(d).
“IRS” means the United States Internal Revenue Service or any successor organization thereto.

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“Knowledge,” means, (a) when applied to the Seller, the actual knowledge of (i) David Blair of the Shareholder and Arielle Band, Adam Bernard or Kailin Alberti of the Seller, and the knowledge that any such individual should have possessed after a reasonable investigation of the subject matter in question and (b) when applied to the Buyer, the actual knowledge of the executive officers of the Buyer, and the knowledge that any such individual should have possessed after a reasonable investigation of the subject matter in question.
“Law” means any law, statute, rule, regulation or ordinance enacted or promulgated by any Governmental Authority, including any Environmental or Healthcare Laws.
“Leased Real Property” has the meaning set forth in Section 3.5(a).
“Leases” has the meaning set forth in Section 3.5(a).
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, whether known or unknown, absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due.
“Lien” means, with respect to any assets, any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement or other restriction of a similar kind, other than Permitted Liens.
“Loss” means any Action, investigation, Order, ruling, damage, penalty, fine, cost, reasonable amount paid in settlement, Liability, Tax, Lien, loss, injury, decline in value, lost opportunity, expense or fee, including court costs and reasonable attorneys’ and accountants’ fees, expenses and disbursements.
“Maintained Policies” has the meaning set forth in Section 5.4.
“Material Adverse Effect” means any circumstance, change in, or effect on, the Business or the Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Seller or the Business that (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of the Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by the Seller.
“Material Contract” has the meaning set forth in Section 3.14(b).
“Non-Assignable Contract” has the meaning set forth in Section 5.10.
“Non‑Compete Period” has the meaning set forth in Section 5.3(a).
“Non-Disclosure Agreement” means collectively, (i) the Non‑Disclosure Agreement dated January 26, 2015 between Hooper Holmes, Inc. and Accountable Health Solutions, Inc. and (ii) the

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Non‑Disclosure Agreement dated February 27, 2015 between Hooper Holmes, Inc. and Accountable Health Solutions, Inc.
“Non-Paying Party” has the meaning set forth in Section 2.8(a).
“Omitted Contract” has the meaning set forth on Section 5.11.
“Order” means any binding and enforceable judgment, order, writ, decision, injunction, verdict, ruling, award (including arbitration awards), decree or other similar determination or finding by, before or under the supervision of any Governmental Authority, arbitrator or mediator of competent jurisdiction.
“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice (including with respect to quantity and frequency to the extent applicable under the circumstances) of the Seller in the operation of the Business.
“Party” means each of the Buyer, the Seller and the Shareholder, and referred to collectively as the “Parties.”
“Paying Party” has the meaning set forth in Section 2.8(a).
“Permits” means any and all licenses, permits, authorizations, bonds, approvals, franchises, registrations, accreditations, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, or any other permit or permission which are material to or legally required for the operation of the Business as currently conducted or in connection with the Seller’s ability to own, lease, operate or manage any of its property (including, without limitation, any such licenses or permits required for each Facility and), or bill any governmental payer, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Law (including, without limitation, any Environmental or Healthcare Law).
“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or delinquent, (b) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or delinquent, (c) Liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (d) purchase money Liens on Personal Property acquired in the Ordinary Course of Business, (e) Liens securing executory obligations under any lease that constitute a “capital lease” under GAAP, (f) any utility company rights, easements and franchises and (g) Liens disclosed on Schedule 1.3.
“Person” means an individual, partnership, limited liability company, corporation, association, business trust, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.
“Personal Information” shall mean an individual’s first name and last name or first initial and last name in combination with any one or more of the following data elements that relate to such

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individual: (a) Social Security number; (b) driver's license number or state-issued identification card number; or (c) financial account number, or credit or debit card number, with or without any required security code, access code, personal identification number or password, that would permit access to an individual’s financial account; provided, however, that “Personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. Notwithstanding the foregoing, if an applicable state privacy law includes a more expansive definition of “Personal Information” (or an analogous term) than that set forth herein, such state law definition shall be deemed to replace the foregoing definition of “Personal Information” for purposes of Sections 3.7(d) and 3.15(f).
“Personal Property” means all machinery, equipment, furniture, computer hardware, fixtures, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by the Seller or used in connection with the Business.
“Policies” has the meaning set forth in Section 3.12.
“PTO Carryover” has the meaning set forth in Section 2.3(a)(iii).
“Purchase Price” has the meaning set forth in Section 2.4(a).
“Purchased Assets” has the meaning set forth in Section 2.1.
“Rent Charges” has the meaning set forth in Section 2.8(b).
“Restricted Party” has the meaning set forth in Section 5.3(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Benefit Plan” has the meaning set forth in Section 3.11.
“Seller Corporate Records” means those documents, records and materials described in Section 2.2(b) and 2.2(i).
“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).
“Seller’s Intellectual Property” has the meaning set forth in Section 3.6(a).
“Seller’s Software” has the meaning set forth in Section 3.6(e).
“Shareholder” has the meaning set forth in the preamble.
“Shareholder Financial Statements” has the meaning set forth in Section 5.8.
“Shareholder Q1 Interim Financials” has the meaning set forth in Section 5.8.
“Shareholder Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

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“Stock Payment” has the meaning set forth in Section 2.4(a).
“Straddle Period” has the meaning set forth in Section 2.8(a).
“Survival Date” has the meaning set forth in Section 7.1(a)(iii).
“Tax” or “Taxes” means any federal, state, local or non‑U.S. income, gross receipts, license, payroll, employment, escheat or unclaimed property, excise, severance, stamp, occupation, bulk sales, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, governmental fee or other like assessment or charge of any kind whatsoever, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value‑added, alternative or add‑on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Claim” means any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of the Buyer Indemnified Parties or the Seller Indemnified Parties.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment thereto or amendment thereof.
“Taxing Authority” means any federal, state, local, foreign governmental entity or other authority (including any Governmental Authority) having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Third‑Party Approvals” means all approvals, consents, licenses and waivers from third parties that are required to effect the transactions contemplated by this Agreement, that are required for the transfer of the Purchased Assets (including each Assumed Contract) to the Buyer or that are required in order to prevent a breach of or a default under or a termination or modification of or any right of acceleration of any obligations under any Assumed Contract.
“Third‑Party Claim” has the meaning set forth in Section 7.4(a).
“Third‑Party Claim Notice” has the meaning set forth in Section 7.4(a).
“Transferring Employee Schedule” has the meaning set forth in Section 2.9.
“Transferring Employees” has the meaning set forth in Section 2.3(a)(iii).
“Transition Services Agreement” has the meaning set forth in Section 6.2(a)(iv).
“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).
“Working Capital Notice of Disagreement” has the meaning set forth in Section 2.5(b).

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“Working Capital Range” means the range of negative Fifty Thousand Dollars to Fifty Thousand Dollars (-$50,000 to +$50,000).
“Working Capital Shares” has the meaning set forth in Section 2.4(b).
ARTICLE II
PURCHASE AND SALE OF ASSETS
2.1    Agreement to Purchase and Sell.
Subject to the terms and conditions hereof, at the Closing, the Seller and the Shareholder, to the extent applicable, shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller and the Shareholder, to the extent applicable, all right, title and interest of the Seller and the Shareholder, to the extent applicable, in and to those certain assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, to the extent used, held for use or related to the conduct of the Business (such assets, properties and rights, being referred to as the “Purchased Assets”), in each case free and clear of all Liens, other than Permitted Liens, including, without limitation, the following (except to the extent any of the same are made an Excluded Asset under Section 2.2):
(a)    all Inventory;
(b)    all of Seller’s Cash on hand, if any, as of the Closing Date;
(c)    all Personal Property (other than Excluded Personal Property);
(d)    those Contracts set forth on Schedule 2.1(d) (the “Assumed Contracts”);
(e)    the Leased Real Property and, to the extent their transfer is permitted under applicable Laws, all Permits related primarily to the Leased Real Property, easements, improvements and other rights relating thereto;
(f)    all Intellectual Property of Seller (collectively, the “Acquired Intellectual Property”), all goodwill associated therewith, and all claims, causes of action, and rights to sue at law or in equity for any past, present, or future infringement of the Acquired Intellectual Property;
(g)    to the extent their transfer is permitted under applicable Laws, all Permits related to the operation of the Business and held in the name of the Seller or Shareholder, to the extent applicable;
(h)    all accounts receivable of the Seller, the proceeds thereof, and any security therefor;
(i)    all data and records related to the operations of the Business (other than those required by Law to be retained by the Seller, copies of which will be made available to the Buyer, and other than those relating to the Excluded Assets), including but not limited to client and

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customer lists and records, supplier lists and records, customer samples and related records, invoices, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, telephone numbers, correspondence and other similar documents and records and, subject to applicable Laws, copies of all personnel records;
(j)    all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights relating to the Assumed Liabilities or the Purchased Assets, including third‑party warranties and guarantees and all related claims, credits, rights of recovery and set‑off as to third parties which are held by or in favor of the Seller or Shareholder, to the extent applicable, and relate to the Assumed Liabilities or the Purchased Assets; and
(k)    all deposits, advances, pre‑paid expenses and credits relating to the operation of the Business other than those relating to the Excluded Assets.

2.2    Excluded Assets.
Notwithstanding anything to the contrary set forth herein, the Purchased Assets shall not include any of the following assets, properties and rights of the Seller (collectively, the “Excluded Assets”):
(a)    ownership and other rights with respect to any Seller Benefit Plan;
(b)    the articles of incorporation and bylaws of the Seller, minute books, stock ledgers and other records of capitalization, qualifications to conduct business, taxpayer and other identification numbers, Tax Returns, Tax information, Tax records related to the Seller or any of the Seller’s Affiliates, corporate seals and any other document relating to the organization, maintenance and existence of the Seller;
(c)    all Personal Property set forth on Schedule 2.2(c) (the “Excluded Personal Property”);
(d)    those Contracts set forth on Schedule 2.2(d) (the “Excluded Contracts”) and any other Contracts not listed on Schedule 2.1(d);
(e)    causes of action, lawsuits, judgments, claims and demands relating to any of the Excluded Liabilities or the Excluded Assets, whether arising by way of counterclaim or otherwise;
(f)    all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights relating to the Excluded Liabilities or the Excluded Assets, including third‑party warranties and guarantees and all related claims, credits, rights of recovery and set‑off as to third parties which are held by or in favor of the Seller and relate to the Excluded Liabilities or the Excluded Assets;

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(g)    the rights that accrue to the Seller hereunder and under the Ancillary Agreements to which the Seller is a party;
(h)    All Taxes and installments of Taxes paid by the Seller and all rights to Tax credits and refunds of Taxes paid by the Seller, whether paid directly by the Seller or indirectly by a third party on the Seller’s behalf, regardless of whether such rights have arisen or hereafter arise;
(i)    All corporate records, including, but not limited to, the Seller’s minute book and stock record book (but not including records of the Business relating to operation of the Business described in Section 2.1(i));
(j)    all records prepared in connection with the sale of the Purchased Assets, including bids received from third Persons and analyses relating to the Purchased Assets;
(k)    all insurance policies of the Seller and rights with respect to claims thereunder;
(l)    all deposits, advances, pre‑paid expenses and credits relating to the Excluded Assets;
(m)    any equity interest in any Person and the assets, properties and rights identified on Schedule 2.2(m); and
2.3    Assumption of Liabilities.
(a)    Subject to the terms and conditions hereof, effective as of the Closing, the Buyer shall assume and agree to be responsible for, pay, perform and discharge when due only the following Liabilities related to the Business (collectively, the “Assumed Liabilities”), in each case in accordance with their respective terms:
(i)    all Current Liabilities that remain unpaid on the Closing Date;
(ii)    the Liabilities of the Seller with respect to the Assumed Contracts arising on or after the Closing Date;
(iii)    all amounts owed to the Seller’s employees listed on Schedule 2.3(a)(iii) (“Transferring Employees”) for (A) accrued but unpaid wages (including commissions and bonuses) as of the Closing Date attributable to services performed from January 1, 2015 through the Closing Date by the Transferring Employees; and (B) accrued but unused paid time off (“PTO Carryover”) as of March 20, 2015 for such Transferring Employees attributable to services performed through March 20, 2015 as set forth on Schedule 3.10(c); and
(iv)    Liabilities of the Seller with respect to customer or supplier claims arising on or prior to the Closing Date, for amounts less than $10,000, individually, or $40,000 in the aggregate.

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(b)    Except for the Assumed Liabilities, the Buyer shall not assume any Liabilities of the Seller (collectively, the “Excluded Liabilities”), including the following:
(i)    any Liability claims with respect to the conduct of the Business that occurred on or prior to the Closing Date;
(ii)    any Liability under or with respect to any Seller Benefit Plan, including any Liability of the Seller under Code Section 4980B and any similar state law;
(iii)    any Liability related to any actual or alleged violation or Liability arising under any Environmental Law or Healthcare Law occurring on or prior to the Closing Date, regardless of whether such Liability related to any act or omission of the Seller;
(iv)    any Indebtedness of the Seller;
(v)    any Liability of the Seller to the extent related to or arising in connection with the Excluded Assets;
(vi)    any Liability of the Seller to any of the Seller’s Affiliates;
(vii)    any Liability of the Seller or Shareholder under this Agreement or the Ancillary Agreements to which the Seller or Shareholder is party and any costs and expenses incurred by the Seller or Shareholder incident to the negotiation and preparation of this Agreement and the Seller’s and Shareholder’s performance and compliance with the agreement and conditions contained herein, including any sale or transaction bonuses payable to any employee, independent contractor, advisor or other Representative of the Seller or Shareholder;
(viii)    any Liability of the Seller to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement;
(ix)    any Liability for Taxes of the Seller, any Affiliate of the Seller or of any other Person (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability);
(x)    any Liability of the Seller arising out of any occurrence set forth (or required to be set forth) on Schedule 3.15(f); and
(xi)    Liabilities of the Seller with respect to customer or supplier claims arising on or prior to the Closing Date, for amounts exceeding $10,000, individually, or $40,000 in the aggregate.
(xii)    any PTO Carryover Liabilities in excess of the sum of (i) the PTO Balances set forth in Schedule 3.10(c) attributable to services performed through March 20, 2015 and (ii) the net amount of PTO accrued or taken by Transferring Employees in the Ordinary Course of Business between March 21, 2015 and the Closing Date.

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2.4    Purchase Price.
(a)    In addition to the assumption of the Assumed Liabilities by the Buyer in accordance with the terms of this Agreement, as full consideration for the Purchased Assets, the Buyer shall pay, or cause to be paid, subject to adjustment following the Closing, if any, in accordance with Section 2.5, an amount equal to the consideration described in Subsections (A) and (B) below (the “Purchase Price”). The Purchase Price paid at Closing shall consist of (A) the issuance to Seller and/or Shareholder, as designated by Shareholder, on the Closing Date of that number of shares of HH Common Stock (the “Delivered Shares”) equal to the difference between (i) 6,500,000 shares of HH Common Stock (the “Stock Payment”) and (ii) 923,913 shares of HH Common Stock (the “Holdback Shares”) and (B) a cash payment equal to $4,000,000, (the “Cash Payment”). The Cash Payment shall be paid to the Seller and/or Shareholder, as designated by Shareholder, by wire transfer of immediately available funds to the account designated in writing by the Seller or Shareholder prior to the Closing.
(b)    The Buyer shall retain Holdback Shares as security for the obligations and agreements of the Seller and Shareholder in this Agreement and the Ancillary Agreements. A number of Holdback Shares equal to 326,087 shares of HH Common Stock shall be available to satisfy any obligation of the Seller and Shareholder under Section 2.5(d) (the “Working Capital Shares”) and the remainder of the Holdback Shares (597,826 shares of HH Common Stock) shall be used, if available, to satisfy the obligations of Seller and Shareholder under Article VII hereof (the “Indemnity Shares”).
2.5    Working Capital Adjustments.
(a)    As promptly as practicable, but in no event later than ninety (90) days following the Closing Date, the Buyer shall have prepared and delivered to the Seller an internally prepared statement (the “Closing Statement”) setting forth the Buyer’s calculation of the Closing Working Capital, as of the Closing Date, together with all worksheets, working papers, schedules and other data that supports the Closing Statement. The Closing Statement shall be prepared from the books and records of the Seller and in accordance with GAAP. The Closing Statement will be in the form attached hereto as Exhibit 2.5(a).
(b)    In the event that the Seller does not agree with the Closing Statement or the calculation of the Closing Working Capital reflected therein, the Seller shall notify the Buyer in writing of its objections within thirty (30) days after receipt of the Closing Statement and shall set forth, in reasonable detail, the reasons for the Seller’s objections (a “Working Capital Notice of Disagreement”). If the Seller fails to deliver a Working Capital Notice of Disagreement within such thirty (30)‑day period, then the Seller shall be deemed to have irrevocably accepted as final the Closing Statement and the Buyer’s calculation of the Closing Working Capital set forth in the Closing Statement. If the Seller delivers to the Buyer a Working Capital Notice of Disagreement within such thirty (30)‑day period, the Seller and the Buyer shall endeavor in good faith to resolve any disputed items within thirty (30) days after the Buyer’s receipt of the Seller’s Working Capital Notice of Disagreement. If the Buyer and the Seller are able to resolve all disputed items within such thirty (30)‑day period, the Buyer and the Seller shall be deemed to have accepted, as final,

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a revised Closing Statement that shall reflect the agreed resolution relating to the computations of the Closing Working Capital.
(c)    If the Buyer and the Seller are unable to resolve all disputed items within such thirty (30)‑day period, the Buyer and the Seller shall promptly engage an independent certified public accounting firm as mutually agreed by the Buyer and the Seller (the “Accounting Firm”) to resolve the items remaining in dispute (the “Disputed Working Capital Items”). The Buyer and the Seller agree to execute such customary documents, agreements and arrangements as are reasonably requested by the Accounting Firm in connection with such engagement. Within ten (10) days following the engagement of the Accounting Firm, each of the Seller and the Buyer shall submit to the Accounting Firm its respective position with regard to the Disputed Working Capital Items. The Accounting Firm shall be instructed to use all reasonable efforts to resolve all the Disputed Working Capital Items within thirty (30) days following its receipt of the respective positions of the Seller and the Buyer. The determination by the Accounting Firm shall be conclusive and binding on the Seller and the Buyer, absent manifest error. In connection with the Accounting Firm’s determinations hereunder, (i) the scope of the Accounting Firm’s review shall be limited to only the Disputed Working Capital Items, (ii) the Accounting Firm shall not assign a value to any Disputed Working Capital Item greater than the greatest value for such Disputed Working Capital Item claimed by any Party or less than the lowest value for such Disputed Working Capital Item claimed by any Party, in each case as presented to the Accounting Firm and (iii) the Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. After the Accounting Firm has resolved the Disputed Working Capital Items, the Buyer and the Seller shall be deemed to have accepted as final a revised Closing Working Capital Statement, which shall (A) be prepared by the Accounting Firm and (B) reflect the Disputed Working Capital Items resolved by the Accounting Firm, setting forth the basis for its resolution of each of the Disputed Working Capital Items. The Parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party or Parties against which such determination is to be enforced.
(d)    The calculations of the Closing Working Capital (whether determined by failure of the Seller to deliver a Working Capital Notice of Disagreement, by agreement of the Seller and the Buyer or by final determination of the Accounting Firm) shall be set forth in writing on a “Final Closing Statement,” in the form attached hereto as Exhibit 2.5(s), and the Closing Working Capital calculation set forth thereon shall be referred to herein as the “Final Closing Working Capital.” The Purchase Price shall be adjusted on a dollar‑for‑dollar basis as follows:
(i)    If the Final Closing Working Capital is within the Working Capital Range or above the high end of the Working Capital Range, the Buyer shall release the Working Capital Shares to the Seller and/or Shareholder, as designated by Shareholder;
(ii)    If the Final Closing Working Capital is less than the low end of the Working Capital Range, then Buyer shall deliver to Seller and/or Shareholder, as designated by Shareholder, a number of shares of HH Common Stock (rounded up to the nearest whole Share) equal to the positive difference between the number of Working Capital Shares less the number of

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shares determined by (A) subtracting the Final Closing Working Capital from the low end of the Working Capital Range and dividing that number by (B) the Agreed Stock Value; provided, however, that if the difference between the low end of the Working Capital Range and the Final Closing Working Capital is an amount that exceeds the number of Working Capital Shares multiplied by the Agreed Stock Value, the Seller and/or Shareholder will promptly pay to Buyer, via wire transfer of immediately available funds to an account designated in writing by the Buyer, pay an amount equal to the amount of such excess; or
(iii)    If the Final Closing Working Capital is greater than the high end of the Working Capital Range, then Buyer shall promptly pay to Seller and/or Shareholder, as designated by Shareholder, via wire transfer of immediately available funds to an account designated by the Seller, an amount equal to the amount of such excess.
(e)    Each of the Parties shall bear its own fees and expenses (including the fees and expenses of its own lawyers, accountants, appraisers and other advisers) in connection with the determination of the Final Closing Working Capital. All fees and expenses of the Accounting Firm shall be allocated one‑half to the Buyer, on the one hand, and one‑half to the Seller, on the other hand.
(f)    The Parties shall treat all payments made under this Section 2.5 as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which includes the execution of a Form 870‑AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.
2.6    Tax Treatment; Allocation of Purchase Price.
Attached hereto as Schedule 2.6 is a schedule allocating the Purchase Price among the Purchased Assets (including the Assumed Liabilities), which allocation shall be (a) in accordance with Section 1060 of the Code and (b) binding among the Parties. To the extent the Purchase Price is adjusted pursuant to Section 2.5, the Buyer and the Seller shall amend such allocation in accordance with Section 1060 of the Code to reflect such adjustments. The Buyer, the Seller and the Shareholder shall file their Tax Returns (including IRS Form 8594 and any corresponding state or local Tax form) on the basis of such allocation, as it may be amended pursuant to the preceding sentence, and no Party shall thereafter take a position on any Tax Return, or in any audit that is inconsistent with such allocation except upon a final determination by a Taxing Authority.
2.7    Withholding Tax.
The Buyer will be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts will be treated as delivered to the Seller hereunder.
2.8    Allocation of Certain Items.
With respect to certain expenses incurred in the operation of the Business, the following allocations shall be made between the Seller and the Buyer:

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(a)    Taxes. Subject to Section 5.5(b), all ad valorem and similar Taxes with respect to the Purchased Assets for a Taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be apportioned as follows: (i) the Seller shall be apportioned an amount equal to the total amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period; and (ii) the Buyer shall be apportioned an amount equal to the excess of the total amount of such Tax for the entire Straddle Period over the amount determined in clause (i) hereof. If any party (the “Paying Party”) pays or has paid a Tax for which the other party (the “Non-Paying Party”) is responsible pursuant to the apportionment set forth in this Section 2.8(a), the Paying Party shall be entitled to reimbursement from the Non-Paying Party.
(b)    Rent. The Seller shall pay all base rent and additional rent, including common area maintenance charges (collectively, “Rent Charges”), for the periods on or prior to the Closing Date and the Buyer shall pay all Rent Charges for the period following the Closing Date. At the Closing, Rent Charges payable with respect to the Leased Real Property shall be prorated between the Seller and the Buyer as of the Closing Date based on the actual number of days the Seller and the Buyer occupied the Leased Real Property during the relevant period. There shall be no prorations with respect to any insurance relating to the Leased Real Property.
(c)    Utilities. Water, gas, electric and other utility charges, sewer and waste water charges and other similar charges with respect to the Leased Real Property shall be adjusted as of the Closing Date. If there are meters measuring the consumption of any utility or other service to the Leased Real Property, then the Seller shall use commercially reasonable efforts to cause the meters to be read not more than three (3) Business Days before the Closing Date. For metered service, the Seller shall pay the utility bills for service rendered prior to the readings and the Buyer shall pay the utility bills for services rendered after the readings. If the Seller is unable to obtain any such meter readings at such time, the Parties shall prorate those utility charges based upon the actual number of days the Seller and the Buyer respectively occupied the Leased Real Property during the relevant period.
2.9    Employee Transition Period.
For a period of up to seventy-five (75) days following Closing (the “Employee Transition Period”), Seller shall continue to employ the Transferring Employees. During the Employee Transition Period, Seller shall, in accordance with the terms and conditions of the Transition Services Agreement, continue to direct and control the Transferring Employees in the performance of their duties associated with what was formerly the Seller’s Business. In addition, Transferring Employees shall continue to accrue PTO in accordance with Seller’s policy regarding the same during the Employee Transition Period. Any PTO accrued during the Employee Transition Period, net of any PTO used during the Employee Transition Period, shall be assumed by Buyer upon expiration of the Employee Transition Period. Effective as of the end of the Employee Transition Period, Buyer or an Affiliate of Buyer shall offer employment to each Transferring Employee. Seller will terminate the employment of the Transferring Employees at the end of the Employee Transition Period and shall, on or prior to the last day of the Employee Transition Period, provide Buyer with a schedule

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that contains, with respect to each Transferring Employee, the information set forth on Schedule 3.10(c) updated through such date (the “Transferring Employee Schedule”). For the avoidance of doubt, the Parties acknowledge that Buyer is obligated to pay Seller an amount equal to the total cost of payroll (including, but not limited, to wages, taxes and other benefits) for Transferring Employees during the Employee Transition Period pursuant to the Transition Services Agreement, and only pursuant to such Transition Services Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER
The Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Buyer, Hooper Wellness, and Buyer Parent that the statements contained in this ARTICLE III are correct and complete as of the Closing Date:
3.1    Organization; Good Standing.
The Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Indiana. The Seller has full power and authority to carry on its business as it is now being conducted, and to own, operate and lease its respective properties and assets. The Seller is duly qualified to transact business as a foreign corporation in each jurisdiction in which its operations or the ownership of the Seller’s properties and assets requires such qualification except where failure to so qualify would not result in a Material Adverse Effect. True, complete and correct copies of the organizational documents of the Seller have been made available to the Buyer.
3.2    Authorization; Binding Effect.
This Agreement, and each of the other agreements to be executed and delivered pursuant to this Agreement (the “Ancillary Agreements”) to which the Seller or the Shareholder is a party, has been duly authorized by all requisite action on the part of the Seller and the Shareholder and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Seller and the Shareholder, enforceable in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency, creditors’ rights and similar laws now or hereafter in effect, and except insofar as the availability of equitable remedies may be limited by applicable law (collectively, the “Enforceability Exceptions”).
3.3    Non‑Contravention‑.
(c)    Except as set forth on Schedule 3.3(a), none of the execution and delivery by the Seller or the Shareholder of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller or the Shareholder with any of the provisions hereof or thereof will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination or cancellation under, or result in the creation of any Lien (other than any Permitted Lien) upon any of the Purchased Assets under, any provision of (i) the organizational documents of the Seller,

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(ii)  any Contract to which the Seller or the Shareholder is a party and by which any Purchased Assets or Assumed Liabilities is adversely affected, (iii) any Order applicable to the Seller or the Shareholder or by which any Purchased Assets are bound or (iv) any applicable Law.
(d)    Except as set forth on Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Seller or Shareholder in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the compliance by the Seller and each Shareholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, to avoid a breach or violation of, or any right of termination, cancellation or acceleration of any right or obligation under, or loss of any benefit under, any (i) Contract to which the Seller or the Shareholder is a party and by which any Purchased Assets or Assumed Liabilities is adversely affected, (ii) Order applicable to the Seller or the Shareholder or by which any Purchased Assets are bound, (iii) applicable Law, (iv) any employment, severance, independent contractor, or similar agreement, or (v) Permit.
(e)    Schedule 3.3(c) sets forth all Third-Party Approvals and Governmental Approvals necessary to transfer the Purchased Assets to the Buyer in accordance with the terms of this Agreement and consummate the transactions contemplated by this Agreement. The Seller has received all Third-Party Approvals and Governmental Approvals set forth on Schedule 3.3(c).
3.4    Financial Statements.
(g)    On the Closing Date, the Seller shall have provided the Buyer with the unaudited consolidated balance sheet of the Shareholder (the “Balance Sheet”) as of February 28, 2015 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income, owner’s equity and cash flows for the two‑month period then ended (together with the Balance Sheet, the “Interim Financial Statements”). On the Closing Date, the Seller shall have provided the Buyer with the unaudited consolidated balance sheet of the Shareholder as of December 31, 2014 and the related consolidated statements of income, owner’s equity, and cash flows for the period then ended (the “Shareholder Unaudited Financial Statements” and, together with the Interim Financial Statements, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been or will be, as applicable, prepared from the books and records of the Shareholder and present fairly, in all material respects, the respective financial condition of the Shareholder and the respective results of operations, owners’ equity and cash flow at the dates or for the respective periods then ended, as applicable, and have been prepared in accordance with GAAP. The books and records of the Shareholder have been maintained in accordance with good business and bookkeeping practices and records of the Shareholder have been maintained in accordance with statutory requirements. The internal controls and procedures of the Shareholder are sufficient to ensure that the Unaudited Financial Statements are accurate in all material respects.
(h)    Except as set forth on Schedule 3.4(b), the Seller has no Liabilities (whether or not of a nature required to be reflected or reserved against in the Interim Financial Statements in accordance with GAAP) other than: (i) Liabilities specifically set forth (and only to the extent set forth) in the Interim Financial Statements, (ii) Liabilities and obligations that have arisen after

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the Balance Sheet Date consistently with past business practice, in or as a result of the operation of the Business, in the Ordinary Course of Business (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement or Action), or (iii) those items arising in the Ordinary Course of Business under any Contract specifically disclosed on any Schedule hereto (or not required to be disclosed because of the term or amount involved).
(i)    Schedule 3.4(c) lists all distributions made to the Shareholder of Seller since January 1, 2014.
3.5    Real Property.
(a)    The Seller does not own any real property. Schedule 3.5(a) contains a complete list of all leases and subleases of real property, including all amendments thereto (the “Leased Real Property”) pursuant to which the Seller or the Shareholder, solely with respect to the contracts listed in Schedule 2.1(d) to which it is a party, is the lessee or sublessee (the “Leases”). The Seller has made available to or delivered to the Buyer true, complete and correct copies of all Leases (including all amendments thereto). The Leases, together with applicable Law, permit the current use by the Seller or the Shareholder, to the extent applicable, of the Leased Real Property.
(b)    The Seller or Shareholder, to the extent applicable, has a valid and existing leasehold interest in each parcel of Leased Real Property and the right to occupy and use the real property that is the subject of each such Lease, together with the buildings, structures, fixtures and improvements thereon (the “Improvements” and, together with the underlying real property, the “Facilities”). Each Lease is valid, binding and in full force and effect and, subject to any required notice, consent, or approval, will be valid, binding and in full force and effect following the transactions contemplated by this Agreement, and neither the Seller, nor the Shareholder, nor, to the Seller’s Knowledge, any of the other parties thereto are in breach or default thereunder and no event has occurred which, with notice or the lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder. The Facilities have received all required approvals of Governmental Authorities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof except those approvals the failure to receive would not be likely to have a Material Adverse Effect. The Improvements are in good operating condition and repair, subject to ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business. There are no disputes, oral agreements or forbearance programs in effect as to any of the Leases, and the Leases have not been assigned, subleased, transferred, mortgaged or encumbered. The Facilities are supplied with utilities and other services necessary or appropriate for the operation of the Facilities.
(c)    Neither the Seller nor the Shareholder has received any notice that the Seller or the Shareholder is in violation of any material zoning, use, occupancy, building, Environmental Laws, ordinance or other Law or requirement relating to the Facilities.
3.6    Intellectual Property.

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(a)    Schedule 3.6(a) sets forth (i) all patented or registered Intellectual Property (or applications related thereto) owned by the Seller and related to the Business, (ii) all other Intellectual Property that is owned or licensed by the Seller, or that is used in the conduct of the Business, and that is material to the conduct of the Business and (iii) all software related to the Business (other than “off‑the‑shelf”, shrink‑wrap or click‑wrap software) owned or licensed by the Seller (collectively, the “Seller’s Intellectual Property”). The Seller owns or possesses all right, title and interest in and to each item of the Seller’s Intellectual Property, free and clear of any Liens other than Permitted Liens. The rights of the Seller in the Seller’s Intellectual Property are valid, effective and enforceable, and, together with the IP Licenses, constitute in all material respects all of the rights necessary to the conduct of the Business as currently conducted and proposed to be conducted.
(b)    Except as set forth on Schedule 3.6(b)(i), neither the Seller nor Shareholder has (i) since July 1, 2013, received notice of any infringement by the Seller of the rights of any Person with respect to such Person’s Intellectual Property or (ii) infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. To the Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any of Seller’s Intellectual Property. Except as set forth on Schedule 3.6(b)(ii), no Action by any Person contesting the validity, enforceability, use, registration or ownership of any of the Seller’s Intellectual Property is pending or, to the Seller’s Knowledge, threatened.
(c)    All of Seller’s Intellectual Property was written, created, invented or developed solely by either (i) employees of the Seller acting within the scope of their employment and subject to an obligation, by agreement or Law, to assign all rights in the Seller Intellectual Property to the Seller or (ii) third parties who have assigned all of their rights therein to the Seller through the execution of written agreements, true, complete and correct copies of which have been supplied to the Buyer. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or part, any of the Seller’s Intellectual Property.
(d)    All agreements related to Intellectual Property licensed by the Seller and material to the operation of the Business as currently conducted (other than off‑the‑shelf Intellectual Property or Intellectual Property subject to shrink‑wrap, click‑through or similar licenses) are listed on Schedule 3.6(d) (each, an “IP License,” and collectively, the “IP Licenses”). The Seller has provided the Buyer with true, complete and correct copies of all IP Licenses. All IP Licenses are valid and enforceable against the Seller and, to the Seller’s Knowledge, each IP License is valid and enforceable against the other parties thereto, in each case as subject to the Enforceability Exceptions.
(e)    Except as set forth on Schedule 3.6(e), the Seller has good title to and otherwise owns all rights, title and interest in and to (i) all software and applications developed by or on behalf of the Seller and intended for use in the Business, including all enhancements, versions, releases and updates of such products (the “Seller’s Software”) and (ii) all Intellectual Property and documentation associated with the Seller’s Software, free and clear of any and all Liens (other than Permitted Liens). To the Seller’s Knowledge, there are no viruses, worms,

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Trojan horses, self‑help code or similar programs that would restrict in any material respect the proper use or access to any code in any Seller Software. The Seller maintains and follows a disaster recovery plan designed to maintain access to the Seller’s Software and to prevent the unintended destruction of the Seller’s Software.
(f)    Each Person that has developed any (i) of Seller’s Intellectual Property or (ii) third‑party Intellectual Property in the possession of the Seller that the Seller is required to keep confidential, has signed an agreement or acknowledgement requiring that such Person keep such information confidential.
(g)    To the Seller’s Knowledge, no employee of the Seller is in default of any assignment of invention, non‑compete or similar agreement between such employee and a third party.
(h)    To the Seller’s Knowledge, the operation of the Seller as currently conducted does not result in any interference with, infringement upon or misappropriation of any Intellectual Property rights of any other Person.
(i)    The Seller owns or has the valid right or license to use, possess, sell or license, all of Seller’s Intellectual Property necessary or required for the conduct of the Business as currently conducted and as currently proposed to be conducted, and such rights to use, possess, sell or license are sufficient for the conduct of the Business and are free and clear of any Liens (other than those imposed by the documents evidencing the licenses with respect to such Intellectual Property). The Seller has not authorized any other Person to use or otherwise exploit any Intellectual Property owned by or licensed to the Seller, except pursuant to a binding, written license.
(j)    Seller has used open source software in the development of Seller’s Intellectual Property and all such open source software license agreements are disclosed on Schedule 3.6(j).  Seller represents and warrants that it has complied with all license requirements of such disclosed open-source software.
(k)    None of the contracts set forth in Schedule 2.1(d) to which the Shareholder is a party relate to the Seller’s Intellectual Property, Seller Software, or IP License or the Seller’s ownership rights thereof.
3.7    Title to Purchased Assets; Sufficiency and Condition of Purchased Assets.
(d)    The Seller, or the Shareholder, to the extent applicable, has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any Lien, other than the Liens set forth on Schedule 3.7(a) (which Liens shall be terminated and released in connection with the Closing) and Permitted Liens.
(e)    The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Seller prior to the Closing,

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and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
(f)    The Inventory is good, usable, merchantable and saleable in the Ordinary Course of Business, and has been reflected on the balance sheets contained in the Unaudited Financial Statements at the lower of cost or market value (taking into account the usability or saleability thereof) in accordance with GAAP. All of the Personal Property is in good operating condition and repair, except for ordinary wear and tear, and scheduled maintenance and replacement in the Ordinary Course of Business.
(g)    Since July 1, 2013, there have been (i) no losses, thefts, or security breaches suffered by the Seller in respect of Personal Information or other data used in the Business, (ii) to the Seller’s Knowledge, no unauthorized access or unauthorized use of any Personal Information or other data used in the Business, and (iii) to the Seller’s Knowledge, no unintended or improper use of any Personal Information in the possession, custody, or control of the Seller or a contractor or agent acting on behalf of the Seller.
3.8    Licenses and Permits; Compliance with Laws.
(a)    The Seller, or the Shareholder, to the extent applicable, has been and currently is in compliance with regard to the Seller’s operations, practices, provision of goods and services, claims and billings, real property, structures, machinery, equipment and other property, and all other material aspects of the Business, with all applicable Laws, Healthcare Laws and Orders, including, but not limited to, all Laws or Orders relating to the safe conduct of business, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, wage and hour, sanitation, fire, zoning, building and occupational safety. There are no Actions pending or, to the Seller’s Knowledge, threatened in writing, nor has the Seller nor the Shareholder received notice, regarding any violations of any Laws, Healthcare Laws and Orders enforced by any Governmental Authority claiming jurisdiction over the Seller or Shareholder, to the extent applicable, including any requirement of the Occupational Safety and Health Administration or any pollution and environmental control agency (including air and water).
(b)    The Seller has been and currently is in compliance with any and all immigration Laws that are applicable to the Seller and the Seller’s operations, including, but not limited to, the Immigration Reform and Control Act of 1986, as amended from time to time.
(c)    The Seller, or the Shareholder, to the extent applicable, holds, and is in compliance with all Permits required for the conduct of the Business, the provision of goods and services by the Seller or the Shareholder, to the extent applicable, the billing of goods and services by the Seller or the Shareholder, to the extent applicable, and the ownership of the Seller’s assets and properties other than those the failure to comply with is not reasonably likely to have a Material Adverse Effect. Schedule 3.8(c) sets forth a list of all such Permits. Each such Permit is valid and in full force and effect and, to the Seller’s Knowledge, no suspension or cancellation of such Permit is threatened and, to the Seller’s Knowledge, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. No notice from a Governmental Agency has been received by the Seller or the Shareholder alleging the failure to hold any of the foregoing.

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Except as set forth on Schedule 3.8(c), all of such Permits will be available for use by the Buyer immediately after the Closing. True, complete and correct copies of the Permits and any other material reports, statements of deficiencies, plans of correction, audits and other investigation notices with respect to any Law have been made available to Buyer.
3.9    Litigation.
Except as set forth on Schedule 3.9, there are no Actions pending or, to the Seller’s Knowledge, threatened against or involving the Seller (at law or in equity, or before or by any Governmental Authority), any of the properties or assets of the Seller (including the Purchased Assets), any of the properties or assets of the Shareholder relating to the contracts listed in Schedule 2.1(d) to which it is a party (including the Purchased Assets), Shareholder or any officer or employee of the Seller, nor, to the Seller’s Knowledge, is there any basis for any such Action. Neither the Shareholder, solely with respect to the contracts listed in Schedule 2.1(d) to which it is a party, nor the Seller is identified as a party to, or is in any way subject to any restrictions or limitations under any Order. Since the Balance Sheet Date, neither the Shareholder, solely with respect to the contracts listed in Schedule 2.1(d) to which it is a party, nor the Seller has commenced or settled any Action asserting Losses in excess of $20,000 individually, or $40,000, in the aggregate, against any other Person.
3.10    Employees.
(a)    Except as set forth on Schedule 3.10(a), (i) the Seller is not a party or subject to or bound by any collective bargaining or other similar agreement, (ii) no current officers or employees of the Seller are a party to any employment agreement or union or collective bargaining agreement with the Seller, (iii) no union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with the Seller regarding terms and conditions of employment, (iv) no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending, (v) to the Seller’s Knowledge, no executive of the Seller, Kailin Alberti, Arielle Band, Joanna Ficklin, Laura Hogle, Jeremy Knipper, Jeffrey Moore, or any consultant of the Seller has any plans to terminate employment or relationship with the Seller; (vi) neither the Seller nor the Shareholder currently has independent contractors or consultants who have provided services to the Seller, except as disclosed in any Contract set forth on Schedule 3.14(a); and (vii) to the Seller’s Knowledge, no employee of the Seller is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Seller. There are no current or, to the Seller’s Knowledge, threatened attempts (and there have been no current or, to Seller’s Knowledge, threatened attempts since July 1, 2013) to organize or establish any labor union to represent any employees of the Seller.
(b)    The Shareholder, solely with respect to the contracts set forth in Schedule 2.1(d) to which it is a party, and the Seller have been and currently are in compliance with all federal, state and local Laws or Orders governing employee relations applicable to the Seller, or the Shareholder, to the extent applicable, including without limitation anti‑discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no Actions,

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grievances or controversies relating to any such Law or Order are pending or, to the Seller’s Knowledge, have been threatened.
(c)    The Seller has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper Governmental Authority. Schedule 3.10(c) sets forth a correct and complete list of each employee of the Seller as of the Closing Date, including the name, position, current annual base and bonus target, total accrued vacation and employment status (either full‑time or part‑time) for each such employee, and whether any such employee is absent from active employment, including but not limited to, leave of absence or disability. The Seller has not increased the annual base or bonus target paid or payable to any employee since March 13, 2015.
(d)    Schedule 3.10(d) of the Disclosure Schedules sets forth the bonuses earned by the Transferring Employees of the Seller for the fiscal years ended December 31, 2013 and 2014.
(e)    Schedule 3.10(e) of the Disclosure Schedules lists all independent contractors and consultants currently hired by the Seller (including health care professionals) to which the Seller has paid or expects to pay more than $25,000 in any fiscal year, their rates of pay, the dates they began their assignment with the Seller and the estimated completion date of their services. Except in the ordinary course of business, the Seller has not increased the rate of pay that is payable to any independent contractor, consultant, or health care professional since January 1, 2015.
(f)    All obligations relating to the following have been paid: (i) all bonuses set forth in Schedule 3.10(d), and (ii) all employee commissions accrued as of the Balance Sheet Date arising out of the operation of the Business.
3.11    Employee Benefits.
(a)    Schedule 3.11 sets forth a list of all Benefit Plans in effect as of the Closing Date (each, a “Seller Benefit Plan”). Each Seller Benefit Plan (and each related trust, insurance contract or fund) complies in form and, in administration, with the applicable requirements of ERISA, the Code and other Law.
(b) All contributions required in connection with each Seller Benefit Plan by Law, by the terms of such Seller Benefit Plan (including all employer contributions and employee salary reduction contributions, if any) or any agreement relating thereto have been made.  There are no material unfunded Liabilities or benefits under any Seller Benefit Plan that have not been properly reserved, accrued for, or otherwise reflected in, the Unaudited Financial Statements.
(c) Each Seller Benefit Plan that is an employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and if so qualified, has received a favorable determination letter from the IRS, or may rely on a favorable opinion letter, as to its qualification under Section 401(a) of the Code.

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(d) Neither the Seller nor any ERISA Affiliate has maintained or contributed to, or has been obligated to maintain or contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Seller nor any ERISA Affiliate has, since January 1, 1974, maintained, contributed to or terminated an employee pension benefit plan, as defined in Section 3(2) of ERISA.
(e) The Seller does not maintain or have any obligation under a nonqualified deferred compensation plan within the meaning of Code Section 409A that fails to meet the requirements of paragraph (2), (3), or (4) of Code Section 409A(a) or that is not operated in accordance with a good faith interpretation of such requirements or with respect to which assets are subject to Code Section 409A(b).
(f) The Seller does not have any obligation to provide life or medical insurance benefits to former or retired employees or beneficiaries thereof, except to the extent required by COBRA.
3.12    Insurance.
The Seller currently has, and through the last day of the Employee Transition Period will have, insurance contracts or policies (collectively, the “Policies”) in full force and effect that provide for coverages that, in the Seller’s reasonable determination, are reasonably adequate as to amount and scope for the Seller and the Seller’s operations. Schedule 3.12(a) sets forth summary descriptions of all Policies, including the name of the insurer, the types, dates and amounts of coverages, and any material coverage exclusions. Except as set forth on Schedule 3.12(b), all of the Policies will remain in full force and effect through no less than eighteen (18) months after the Closing Date. The Seller has not breached or otherwise failed to perform in any material respect the Seller’s obligations under any of the Policies nor has the Seller nor Shareholder received any adverse notice or communication from any of the insurers party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. To the Seller’s Knowledge, all Policies are sufficient to protect the Seller from any material loss resulting from the risks and liabilities reasonably foreseeable at the date hereof. All Policies to which the Seller is subject are valid, outstanding, collectible and enforceable, and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Seller has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Seller has applied for any Policy or with which the Seller has carried a Policy.
3.13    Taxes.
(a)    Since July 1, 2013, the Seller has filed all Tax Returns required to be filed, all such Tax Returns are accurate, true and complete, and the Seller has duly paid all Taxes due or payable (whether or not shown or required to be shown on any Tax Return).
(b)    Since July 1, 2013, all Taxes that have been required to be withheld or collected by the Seller, including, but not limited to, in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner or other third party, have been duly

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withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws.
(c)    There are no Liens for Taxes upon any property or assets of the Seller, except for Permitted Liens.
(d)    For the period since July 1, 2013, the Seller does not have in force any waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return.
(e)    No Taxing Authority is now asserting in writing or, to the Seller’s Knowledge, threatening to assert against the Seller any deficiency or claim for additional Taxes or any adjustment of any Tax Return for any period after July 1, 2013.
(f)    To the Seller’s Knowledge, no claim has been made since July 1, 2013, by a Taxing Authority in a jurisdiction in which the Seller does not file a Tax Return that the Seller is or would reasonably likely be subject to taxation by that jurisdiction.
(g)    No issues have been raised in writing that are currently pending by any Taxing Authority in connection with any Tax Returns filed by or with respect to the income, assets or activities of the Seller. Except as set forth on Schedule 3.13(g), the Seller has not been subject to an audit by a Taxing Authority.
(h)    The Seller is not a party to any tax‑sharing agreement.
(i)    Since July 1, 2013, no corporation, partnership, limited liability company or other entity has merged with or into the Seller.
(j)    None of the assets of the Seller constitute tax‑exempt bond financed property or tax‑exempt use property within the meaning of Section 168 of the Code, and none of the assets of the Seller are subject to a lease, safe harbor lease or other arrangement as a result of which the Seller is not treated as the owner of such assets for federal income tax purposes.
(k)    Since July 1, 2013, the Seller is not, and has not been, a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011‑4(b).
(l)    [Reserved.]
(m)    Since July 1, 2013, the Seller has not, and the Seller has not previously had, any permanent establishment in any foreign country, and the Seller has not previously engaged in a trade or business in any foreign country.
(n)    None of the Purchased Assets constitute stock in a corporate subsidiary or a joint venture, partnership, limited liability company interest, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.

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(o)    None of the Purchased Assets are subject to an arrangement that may cause a “tax‑exempt use loss” under Section 470 of the Code for any time period after July 1, 2013.
(p)    Since July 1, 2013, none of the Purchased Assets are or have been subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulation Section 1.467‑1(c).
3.14    Material Contracts.
(a)    Except as set forth on Schedule 3.14(a), neither the Shareholder (solely with respect to Contracts related to the Business) nor the Seller is a party to or otherwise bound by any of the following:
(i)    any Contract or group of related Contracts with the same party, which, when aggregated with any Contract between such party and the Seller, creates a future payment obligation by the Seller in excess of $25,000 in any calendar year;
(ii)    Assumed Contracts with customers of the Seller for amounts in excess of $100,000 (in terms of dollars billed by Seller for the calendar year 2014);
(iii)    any employment, severance or consulting Contract with any director, officer or employee of the Seller;
(iv)    any Contract with another Person limiting or restricting the ability of the Seller to enter into or engage in any market or line of business;
(v)    any Contract for the sale of any of the assets of the Seller or the acquisition of the stock or the assets of another Person other than in the Ordinary Course of Business;
(vi)    any Contract relating to the incurrence, assumption, surety or guarantee of any Indebtedness in excess of $25,000;
(vii)    any Contract under which the Seller has made advances or loans to any other Person (which shall not include advances made to an employee of the Seller in the Ordinary Course of Business) in excess of $25,000;
(viii)    any Contract under which the Seller uses or leases personal property that involves annual payments in excess of $25,000;
(ix)    any Contract involving Intellectual Property licensed (A) by the Seller or (B) to the Seller;
(x)    any consulting, independent contractor, sales, commissions, distributor, dealer, advertising or marketing Contract that involves annual payments in excess of $25,000;

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(xi)    any Contract for the purchase, acquisition or supply to the Seller of Inventory and other property and assets (other than purchase orders issued in the Ordinary Course of Business) in excess of $25,000;
(xii)    any Contract with a Governmental Authority; or
(xiii)    any Contract with physicians, hospitals, home health agencies, hospices or any other referral source, to the extent not otherwise set forth on Schedule 3.14(a).
(b)    Each of the Assumed Contracts is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (subject to the Enforceability Exceptions). The Seller has made available to or delivered to the Buyer true, complete and correct copies of all of the written Assumed Contracts set forth (or required to be set forth) on Schedule 3.14(a) (collectively, the “Material Contracts”). Neither the Seller nor, to the Seller’s Knowledge, any other party thereto is in breach or default of any of the Assumed Contracts. Except as set forth on Schedule 3.14(b), neither the Seller nor the Shareholder has received any notice of or, to the Seller’s Knowledge, any threat to terminate any of the Material Contracts. No event has occurred (including the execution of this Agreement and the consummation of the transactions contemplated hereby), and that (i) constitutes a breach, default or event of default of any Assumed Contract by the Seller, (ii) would cause the acceleration of any obligation under any Assumed Contract, or (iii) gives rise to any right or termination or cancellation of any of the Assumed Contracts by any party other than the Seller. Except as set forth on Schedule 3.14(b), neither the Seller nor the Shareholder has received any notice of any breach or default by any other party to an Assumed Contract, and neither the Seller nor Shareholder has made such a claim with respect to any such breach or default. Except as set forth in Schedule 3.14(b), since the Balance Sheet Date, the Seller has not amended, modified, renewed, terminated or entered into a Material Contract.
3.15    Environmental and Healthcare Law Compliance.
(a)    The Shareholder, solely with respect to the contracts set forth on Schedule 2.1(d) to which it is a party, and the Seller have since July 1, 2013 and currently are in material compliance with all Environmental Laws and Healthcare Laws. To the Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) (i) would constitute or result in a material violation by the Seller or the Shareholder, to the extent applicable, of, or a failure on the Seller or Shareholder’s part to comply with, any Environmental Law or Healthcare Law or (ii) would give rise to any obligation on the part of the Seller or the Shareholder, to the extent applicable, to undertake, or to bear all or any portion of the cost of, any remedial action.
(b)    (i) The properties or operations of the Shareholder, solely with respect to the contracts set forth on Schedule 2.1(d) to which it is a party, and the Seller, that are currently owned, leased or operated, are not the subject of any Action, settlement or Contract relating to Environmental Laws, Healthcare Laws or Hazardous Substances, (ii) neither the Seller nor the Shareholder has received notice of any investigation that has been commenced or a written request for information concerning Hazardous Substances or compliance of the Seller or Shareholder, to the extent applicable, with Environmental Laws and Healthcare Laws, (iii) to the Seller’s

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Knowledge, no Action is threatened against the Seller or Shareholder, to the extent applicable, alleging any violation or liability under any Environmental Law or Healthcare Law and (iv) no notice has been received by the Seller or Shareholder alleging any violation of or liability under any Environmental Law or Healthcare Law, or requiring or seeking to impose upon the Seller or Shareholder, to the extent applicable, any property currently owned, leased or operated by the Seller or Shareholder, to the extent applicable, any investigatory or remedial action or obligation under any Environmental Law or Healthcare Law.
(c)    No current shareholder, member, officer, director, manager or employee of the Seller, has at any time (i) been convicted of a criminal offense related to any Healthcare Law, or (ii) been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a healthcare item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority.
(d)    Since July 1, 2013, Seller has duly filed with the proper authorities all reports and other information required by federal and state regulatory agencies, and, to the Seller’s Knowledge, all such reports or other information were accurate and complete when filed.
(e)    Except as set forth on Schedule 3.15(e), there are no pending or, to the Seller’s Knowledge, threatened, Actions, investigations, audits, reviews or other examination of the Seller or its business, assets or properties, or billing records or claims, and the Seller is not subject to any Order, agreement, memorandum of understanding or other regulatory enforcement Action with or by any Governmental Authority or contractor having supervisory or regulatory authority with respect to the Seller or the Business, or the Purchased Assets.
(f)    The Seller is in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, HITECH and any applicable state Laws governing the privacy and security of heath information and Personal Information. The Seller has established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA, HITECH and applicable state Laws. The Seller has not received any notice from any Governmental Authority alleging that the Seller is not in compliance with HIPAA, HITECH or applicable state Laws. With regard to Protected Health Information, (“PHI,” as defined by the HIPAA regulations or, to the extent more stringent, the applicable state privacy and security Law), except as disclosed in Schedule 3.15(f), since July 1, 2013, there has been no Breach of Unsecured PHI, or Security Incident resulting in the unauthorized “use” or “disclosure” of PHI (as those terms are defined by HIPAA and HITECH) and no reportable violation of state Laws regarding the privacy and security of health information and Personal Information by the Seller, any facility of the Seller, or any of the Seller’s agents, employees or contractors.
3.16    Brokers.
Except for the Persons set forth on Schedule 3.16, neither the Seller nor the Shareholder nor any Person acting on the Seller’s or the Shareholder’s behalf has become obligated to pay any fee

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or commission to any broker, finder or intermediary for, or on account of, the transactions contemplated by this Agreement.
3.17    Operations Since Balance Sheet Date; Absence of Changes.
Since the Balance Sheet Date, the Seller has operated in the Ordinary Course of Business and there has not been any fact, event, occurrence or development that has had, or could reasonably be expected to have, a Material Adverse Effect. Since the Balance Sheet Date, the Shareholder, solely with respect to the contracts set forth on Schedule 2.1(d) to which it is a party, and the Seller have (i) used commercially reasonable efforts to retain the employees and sales and other agents of the Seller or otherwise rendering services to the Business, and preserve good business relationships with the such employees, customers and suppliers, and continued to compensate the such employees and sales and other agents in accordance with past custom and practice; and (ii) maintained the Seller’s books, accounts and records in accordance with past custom and practice. Since the Balance Sheet Date or other dates as indicated below, except as set forth on Schedule 3.17, the Seller, or the Shareholder (solely with respect to the Business), to the extent applicable, have not done, and are not in any way obligated to do any of the following:

(a)    create, incur, assume or agree to create, incur, assume or guarantee, any Indebtedness;
(b)    institute any increase in, amend, enter into, terminate or adopt any Seller Benefit Plan, other than as required by any such existing plan or by Law;
(c)    make any changes in the compensation of the officers or employees of the Seller, since March 13, 2015;
(d)    make any change in the accounting principles, methods, practices or policies applied in the preparation of the Unaudited Financial Statements;
(e)    sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets having a fair market value in excess of $10,000, individually, or $25,000 in the aggregate; or create or suffer to exist any Lien on any of the Purchased Assets;
(f)    enter into any employment, severance or similar Contract or agreement with any partner, officer, consultant, independent contractor or employee of the Seller or independent contractor otherwise rendering services to the Business, involving any payments for an amount in excess of $10,000, individually, or $25,000, in the aggregate;
(g)    enter into any other transaction or Contract or agreement with any Affiliate of the Seller or of any Shareholder, or enter into any collective bargaining agreement;
(h)    make any loan, advance or capital contribution to or cash investment in any Person, other than advances to employees in the Ordinary Course of Business for travel and similar business expenses;

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(i)    write down or write up the value of any asset by more than $10,000, individually, or $25,000 in the aggregate;
(j)    delay or postpone the payment of accounts payable and other Liabilities or accelerate the collection of accounts receivable except in the Ordinary Course of Business;
(k)    commence or settle any Action asserting Losses in excess of $20,000, individually, or $40,000, in the aggregate, against any other Person;
(l)    amend, modify, terminate or enter into any Material Contract;
(m)    make any distributions to its Shareholder; or
(n)    enter into any Contract or agreement to do any of the actions described in clauses (a) through (m) above.
3.18    Customers and Suppliers.
(a)    Schedule 3.18(a) sets forth the twenty (20) largest customers (in terms of dollars billed by the Seller) and the twenty (20) largest suppliers (in terms of dollars spent by the Seller), in each case, of the Seller during calendar years 2015 (year-to-date) and 2014, together with the dollar amount of goods purchased by the Seller from each such supplier and the dollar amount billed by the Seller to each customer during each such period.
(b)    Except as set forth on Schedule 3.14(b), no customer or supplier has canceled, terminated or, to the Seller’s Knowledge, made any threat to the Seller or Shareholder to cancel or otherwise terminate its relationship with the Seller or to materially decrease its services or supplies to the Seller or its direct or indirect purchase or usage of the products or services of the Seller. Except as set forth on Schedule 3.14(b), to Seller’s Knowledge, Seller has not received or paid within the last 12 months, any substantiated customer claim for compensation for service level credits or damages in excess of $10,000, arising from a service level disruption or service claim.
3.19    Accounts Receivable.
The accounts receivable of the Seller reflected on the Balance Sheet and such additional accounts receivable as are reflected on the books of the Seller on the Closing Date (except to the extent so reserved against) (a) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set‑offs or counterclaims and (b) have not been assigned or pledged to any Person. The reserve for bad debts reflected in the Balance Sheet represents an estimate, to Seller’s Knowledge, that is sufficient to provide protection against losses from inability to collect such accounts receivable. No Person has any Lien on such receivables or any part thereof, and except in the Ordinary Course of Business of the Seller, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables. Schedule 3.19

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sets forth all accounts receivable of the Seller (including the account receivable debtor) that have been outstanding for more than one hundred twenty (120) days as of February 28, 2015.
3.20    Affiliate Transactions.
Schedule 3.20 sets forth a complete and accurate list, including the parties, of all Contracts to which the Seller, on the one hand, and any Affiliate of the Seller, on the other hand, is a party. Except as provided on Schedule 3.20, the Seller has not made any payments, made any distribution, loaned any funds or property or made any credit arrangement with the Shareholder, any Affiliate of the Seller or any employee of the Seller except for the payment of employee salaries in the Ordinary Course of Business.
3.21    Accredited Investor.
The HH Common Stock acquired by the Seller and/or Shareholder hereunder will be issued by Buyer Parent without registration under the Securities Act, in reliance upon exemptions from registration contained in the Securities Act, and reliance upon such exemptions is based in part upon the following representations, warranties, acknowledgements, and agreements of the Seller and Shareholder:
(a)    Each of the Seller and Shareholder is an “accredited investor” within the meaning of such term under Rule 501 of the Securities Act, and each of the Seller and Shareholder has the knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of an investment in the HH Common Stock and is able to bear the economic risks of such investment.
(b)    The HH Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and otherwise in compliance with state securities laws and regulations, as applicable.
(c)    The HH Common Stock is being acquired, and will be acquired, by the Seller and/or Shareholder for investment for its own account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or any applicable state securities laws.
(d)    Each of the Seller and Shareholder has had the opportunity to make inquiries of and obtain from representatives and employees of Buyer and Buyer Parent such other information about Hooper Holmes, Inc. as it deems necessary in connection with such investment.
(e)    The acquisition of the HH Common Stock by the Seller and/or Shareholder is consistent with the general investment objectives of the Seller or Shareholder, as applicable. Each of the Seller and Shareholder understands that the acquisition of the HH Common Stock involves a high degree of risk.
(f)    Each of the Seller and Shareholder is aware that there are substantial restrictions on the transferability of the HH Common Stock. Each of the Seller and Shareholder

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also understands and agrees that stop transfer instructions relating to the HH Common Stock will be placed in the stock transfer ledger of Buyer Parent, and that the certificates evidencing the HH Common Stock will bear legends in substantially the following form:
The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities" as that term is defined in Rule 144 under the Securities Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an exemption from registration under such securities laws, the availability of which is to be established to the satisfaction of the Company, including, if requested by the Company, a satisfactory legal opinion.

3.22    No Indebtedness.
There is no Indebtedness with respect to the Seller, the Business, Purchased Assets or Assumed Liabilities, either direct or indirect, matured or unmatured, absolute, contingent or otherwise (and whether or not of a kind required by GAAP to be set forth in a financial statement).
3.23    Full Disclosure.
Neither this Agreement nor any of the Exhibits, certificates or Disclosure Schedules delivered hereunder by the Seller or the Shareholder contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact that the Seller or the Shareholder has not disclosed to the Buyer herein and of which the Seller or the Shareholder is aware that would reasonably be anticipated to have a Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER, HOOPER WELLNESS AND BUYER PARENT
Except as set forth in the Buyer Disclosure Schedule, the Buyer, Hooper Wellness and Buyer Parent jointly and severally, hereby represent and warrant to the Seller and Shareholder that the statements contained in this Article IV are correct and complete as of the Closing Date:
4.1    Organization; Good Standing.
(c)    The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Kansas and is duly qualified to transact business as a foreign entity in each jurisdiction where its operations or the ownership of its properties and assets requires such qualification except where the failure to so qualify would not be reasonable expected to have a Buyer Material Adverse Effect.

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(d)    Hooper Wellness is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Kansas and is duly qualified to transact business as a foreign entity in each jurisdiction where its operations or the ownership of its properties and assets requires such qualification except where the failure to so qualify would not be reasonable expected to have a Buyer Material Adverse Effect.
(e)    Buyer Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of New York and is duly qualified to transact business as a foreign corporation in each jurisdiction where its operations or the ownership of its properties and assets requires such qualification except where the failure to so qualify would not be reasonable expected to have a Buyer Material Adverse Effect.
4.2    Authorization; Binding Effect.
This Agreement and the Ancillary Agreements to which the Buyer is a party have been duly authorized by all requisite action on the part of the Buyer, Hooper Wellness and Buyer Parent and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of the Buyer, Hooper Wellness and Buyer Parent enforceable in accordance with their respective terms, except to the extent limited by the Enforceability Exceptions.
4.3    Non‑Contravention‑.
The execution, delivery and performance of this Agreement and the Ancillary Agreements, when executed, and the consummation of the transactions contemplated hereby and thereby by the Buyer does not and will not: (a) result in a breach of any provision of the charter, bylaws or other organizational documents of the Buyer, Hooper Wellness or Buyer Parent; (b) violate any applicable Law or any Order to which the Buyer, Hooper Wellness or Buyer Parent is a party; (c) result in a breach of or default under, or give a third party the right to accelerate, terminate or suspend any obligations under, any material Contract to which the Buyer, Hooper Wellness or Buyer Parent is a party, except to the extent as would not adversely affect the Buyer, Hooper Wellness or Buyer Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby; or (d) require any Governmental Approval or any Third‑Party Approval.
4.4    Litigation.
There are no Actions that are pending or, to the Buyer’s Knowledge, threatened against or involving the Buyer, Hooper Wellness or Buyer Parent, at law or in equity, or before or by any Governmental Authority, that would adversely affect the Buyer, Hooper Wellness or Buyer Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby.
4.5    Brokers.
Except as set forth on Schedule 4.5, neither the Buyer, Hooper Wellness, Buyer Parent nor any Person acting on the Buyer’s behalf has become obligated to pay any fee or commission to any broker, finder or intermediary for, or on account of, the transactions contemplated by this Agreement.

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4.6    Valid Issuance of HH Common Stock; Capitalization of Buyer.
(h)    The HH Common Stock issuable pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free and clear of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable securities Laws and are not subject to any preemptive or similar rights. Assuming the truth and accuracy of the Company’s representations and warranties set forth in Section 3.21, the issuance of the Buyer Common Stock as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and the securities or “blue-sky” laws of any applicable jurisdiction.
(i)    The authorized, issued and outstanding shares of capital stock of the Buyer Parent is as set forth in the Buyer Parent Reports, as of the dates indicated in the Buyer Parent Reports;
(j)    There are no outstanding obligations of Buyer or Buyer Parent to repurchase, redeem or otherwise acquire any of the Buyer Securities.
4.7    Absence of Certain Changes.
Since December 31, 2014 through the date hereof, other than as described in the Buyer Parent Reports, Buyer, Hooper Wellness and Buyer Parent have conducted their businesses in all material respects only in the ordinary course consistent with past practice; and since December 31, 2014 through the date hereof, other than as described in the Buyer Parent Reports, there has not been any change, loss, event, development, damage or circumstance which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
4.8    Financial Statements; SEC Filings.
(a)    Since January 1, 2015, Buyer Parent has timely filed all forms, reports, statements and documents required to be filed by it with the SEC (collectively, together with any amendments thereto and any such forms, reports, statements or documents Buyer Parent may file or be required under applicable Law to file subsequent to the date hereof until the Closing, the “Buyer Parent Reports”). As of its date or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, each Buyer Parent Report (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)    Except as disclosed in a subsequent Buyer Parent Report: (i) the consolidated financial statements (including any related notes thereto and the unqualified report and certification of Buyer Parent’s independent auditors) contained in Buyer Parent’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2014 were prepared in accordance with GAAP (except as may be indicated in the notes thereto), were derived from the books and records of the Buyer Parent, are complete and correct in all material respects and present

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fairly, in all material respects, the consolidated financial position of Buyer Parent at and as of the respective dates thereof, and their consolidated results of operations, shareholders’ equity and cash flows for the respective periods indicated therein; and (ii) the unaudited consolidated financial statements of Buyer Parent (including any related notes thereto, subject to normal recurring year-end audit adjustments and the absence of footnotes, if applicable) for all interim periods prepared by Buyer Parent, certified by Buyer Parent’s Chief Financial Officer and included in the Buyer Parent’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2014 were prepared in accordance with GAAP (except as may be indicated in the notes thereto), were derived from the books and records of Buyer Parent, are complete and correct in all material respects and present fairly, in all material respects, the consolidated financial position of Buyer Parent at and as of the respective dates thereof, and their consolidated results of operations, shareholders’ equity and cash flows for the respective periods indicated therein (subject to changes resulting from normal and recurring period-end audit adjustments).
4.9    No Undisclosed Liabilities.
Except for Liabilities (A) reflected or reserved against in the most recent balance sheet (or described in the notes thereto) of Buyer Parent included in the Buyer Parent Reports, (B) incurred in connection with this Agreement or the transactions contemplated by this Agreement or (C) incurred since December 31, 2014, in the Ordinary Course of Business, neither Buyer Parent nor any of its subsidiaries has any Liabilities (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or are reasonably likely to have a Buyer Material Adverse Effect.
4.10    Compliance with Laws; Permits.
(b)    Buyer, Hooper Wellness and Buyer Parent are in compliance with all Laws and Orders applicable to its business or operations except for violations that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. No written notice has been received by Buyer, Hooper Wellness or Buyer Parent from any Governmental Authority alleging any violation of any applicable Laws or Orders except for violations that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(c)    Buyer, Hooper Wellness and Buyer Parent have in effect all Approvals of all Governmental Authorities necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted (collectively, “Buyer Permits”), except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer, Hooper Wellness and Buyer Parent are in compliance, in all material respects, with the terms of all Buyer Permits.
ARTICLE V
COVENANTS
5.1    Access.

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(f)    Following the Closing, subject to the Parties’ compliance with all applicable privacy laws, including HIPAA, the Seller shall preserve and, upon reasonable advance notice, afford to Buyer’s officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to all records pertaining to the Purchased Assets, including the Seller Corporate Records as well as the right to review the preparation of the Unaudited Financial Statements and the working papers related thereto. Buyer, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee’s reasonable expectation of privacy.
(g)    Solely with respect to customer or supplier claims made against Seller or Shareholder pursuant to Section 2.3(a)(iv), following the Closing, subject to the Parties’ compliance with all applicable privacy laws, including HIPAA, the Buyer shall preserve and, upon reasonable advance notice, afford to Seller or Shareholder’s officers and counsel, reasonable access during normal business hours to all records which may pertain to, or employees who may have knowledge of, the relevant Assumed Liabilities or Purchased Assets that are subject of the claim, provided, however, that such access shall be given under the supervision of the Buyer’s personnel and in such a manner as not to interfere with the conduct of the Business.
5.2    Confidentiality.
(j)    Any information provided to or obtained by the Parties in connection with the transactions contemplated by this Agreement will be subject to the Non-Disclosure Agreement, and shall be held by the Parties in accordance with, and be subject to the terms of, the Non-Disclosure Agreement.
(k)    The Parties agree to be bound by and comply with the provisions set forth in the Non-Disclosure Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.
5.3    Non‑Compete‑.
(d)    To assure that the Buyer will realize the benefits of the transactions contemplated hereby, and as part of the value to be received by the Buyer in connection with such transactions, for a period of three (3) years from and after the Closing Date (the “Non‑Compete Period”), none of the Seller, Shareholder nor any Affiliate thereof, other than Principal Financial Group and Principal Life Insurance Company, (collectively, the “Restricted Parties”) shall own, manage, operate or control, whether as an officer, director, manager, employee, investor, partner, shareholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise, in the Business anywhere in the United States (the “Competitive Business”); provided, however, that (i) the foregoing is not intended to prohibit or restrict the ownership, directly or indirectly by any Restricted Party, of up to 5% of the equity interests in any Competitive Business, (ii) no owner of 5% or less of the outstanding equity interests of any entity shall be deemed to engage, solely by reason thereof, in its business, (iii) the foregoing shall not prohibit or restrict Seller, Shareholder or any Affiliate thereof, from providing comprehensive diabetes disease management services, including, without limitation operation of a patient portal and provision of health coaching, and

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(iv) the foregoing shall not prohibit or restrict Shareholder, or any Affiliate of Shareholder, from providing pharmacy benefit management services.
(e)    During the Non‑Compete Period, no Restricted Party shall (i) directly or indirectly, induce or attempt to induce any employee of the business of the Buyer or any of its Affiliates to leave the employ of such entity; or (ii) call on, service or solicit any client, customer, supplier, lessee or other business relation of the business of the Buyer or any of its Affiliates on behalf of a Competitive Business; provided, however, that nothing herein shall prohibit any Restricted Party or any company with which any of the foregoing is affiliated from (i) making general solicitations for employment not directly targeted at such employees and hiring any employee who responds to such solicitation, (ii) providing diabetes disease management services, including, without limitation operation of a patient portal and provision of health coaching, or (iii) providing pharmacy benefit management services.
(f)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
(g)    Each Restricted Party hereby acknowledges and agrees that in the event of a breach by such Restricted Party of any of the provisions of this Section 5.3, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer and its successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.
5.4    Maintenance of Insurance.
The Seller will maintain the professional and general liability insurance it has in place as of the Closing Date for a period of eighteen (18) months following the Closing Date (the “Maintained Policies”). In the event that Seller receives any insurance proceeds pursuant to the Maintained Policies that relate to any occurrence for which the Buyer would be entitled to indemnification under Section 7.2(a), Seller agrees to pay to the Buyer such insurance proceeds up to the amount of the Buyer’s claim. In the event that Seller fails to pay any premium or amount due under any Maintained Policy, Buyer shall have the right to pay such premiums or amounts, and such payments shall be considered a Loss pursuant to Section 7.2(a)(ii).
5.5    Tax Matters.
(k)    General. Prior to the Closing, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, the Seller shall not make or change any election,

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change an annual accounting period, adopt or change any accounting method, file any amended Tax Return (unless such amendment is supported by substantial authority within the meaning of Section 6662(d)(2)(B)(i) of the Code, or with respect to non‑income or state and local Taxes, a substantially similar level of authority), enter into any closing agreement, settle any state or local Tax Claim or assessment relating to the state and local Taxes of the Seller, surrender any right to claim a refund of state or local Taxes, consent to any extension or waiver of the limitation period applicable to any state or local Tax Claim or assessment relating to the Seller, or take any other similar action, or omit to take any action relating to the filing of any state or local Tax Return or the payment of any state or local Tax.
(l)    Bulk Transfer Taxes. The Buyer shall be liable for, and shall indemnify and hold the Seller harmless from, any bulk transfer Tax of any jurisdiction (under any Law) in connection with the transactions contemplated by this Agreement.
(m)    Transfer Taxes. Subject to Section 5.5(b), the Buyer shall be liable for, and shall indemnify and hold the Seller harmless against, any sales, use, transfer, value added, stock transfer, stamp or similar Taxes (including real property transfer and gains taxes) and any transfer, recording, registration or other fees imposed or payable in connection with the transactions contemplated by this Agreement, and the Buyer shall file such applications and documents as shall permit any such Tax to be assessed and paid in accordance with this Agreement. The Seller shall execute and deliver all instruments and certificates reasonably necessary to enable the Buyer to comply with the foregoing.
(n)    Assistance and Records. The Parties shall provide each other with such assistance as each may reasonably request in connection with (i) the preparation of Tax Returns required to be filed with respect to the Seller, (ii) any audit or other examination by any Taxing Authority, (iii) any judicial or administrative Action relating to liability for Taxes or (iv) any claim for refund in respect of such Taxes. Such assistance shall include making employees available to the other Parties and their counsel, providing additional information (including executed powers of attorney), explaining any material to be provided and furnishing to, or permitting the copying by, any Party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials related to the transactions addressed in this Agreement, the Purchased Assets or the Assumed Liabilities that might reasonably be expected to be used in connection with any such Action.
(o)    Notices. If any Taxing Authority or other Person asserts a Tax Claim, then the Party first receiving notice of such Tax Claim promptly shall provide written notice to the other Parties hereto.
5.6    Use of Business Name.
Following the Closing, the Seller will immediately cease to use or do business, and cease to allow any Affiliate of the Seller to use or do business, under the names “Accountable Health Solutions” or any other name that, in the reasonable judgment of the Buyer, is similar to any of the foregoing names. Notwithstanding the foregoing, the Buyer acknowledges that the Shareholder is permitted to continue to use the corporate name “Accountable Health, Inc.” following the Closing

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Date; provided, however, that Shareholder may not use the name “Accountable Health, Inc.” for marketing or advertising purposes, or for the operation of a health and wellness business that competes with the Buyer. Each party agrees that it shall provide any consent required in order to permit the use of such business names pursuant to this Section 5.6. Notwithstanding any other provision of this Section 5.6, in the event that Buyer is precluded from using or doing business under the name “Accountable Health Solutions” in any jurisdiction due to Shareholder’s continued use under this Section 5.6, Shareholder shall promptly discontinue the conflicting use in such jurisdiction.
5.7    Received Payments.
If the Seller or the Shareholder receives any payment relating to any Purchased Asset, including any accounts receivable of the Seller with respect to the Business, outstanding on or after the Closing Date, such payment will be the property of, and the Seller or the Shareholder, as the case may be, will promptly forward and remit such payment to, the Buyer. The Seller or Shareholder, as the case may be, will promptly endorse and deliver to the Buyer any cash, checks or other documents received by the Seller or the Shareholder on account of any such Purchased Asset, including any such accounts receivable. The Seller and the Shareholder will advise the Buyer (promptly following the Seller or the Shareholder becoming aware thereof) of any counterclaims or set‑offs that may arise subsequent to the Closing Date with respect to any such Purchased Asset, including any accounts receivable. If the Buyer receives any payment relating to any Excluded Asset, such payment will be the property of, and the Buyer will promptly forward and remit such payment to the Seller. The Buyer will promptly endorse and deliver to the Seller any cash, checks or other documents received by the Buyer on account of any such Excluded Asset. The Buyer will advise the Seller (promptly following the Buyer becoming aware thereof) of any counterclaims or set‑offs that may arise subsequent to the Closing Date with respect to any such Excluded Asset.
5.8    Shareholder Audited Financial Statements.
On or before May 7, 2015, the Seller agrees to use reasonable best efforts to deliver to Buyer the audited consolidated balance sheets of Shareholder as of December 31, 2014 and December 31, 2013 and the related audited, consolidated statements of income, owner’s equity and cash flows for the respective periods then ended (the “Audited Financial Statements”). The parties agree that the Seller will pay all costs and expenses for obtaining and delivering the Audited Financial Statements. If the Seller fails to deliver the Audited Financial Statements by May 7, 2015, Seller agrees to furnish the Audited Financial Statements and unaudited consolidated balance sheets of Shareholder as of March 31, 2015 and March 31, 2014 and the related unaudited consolidated statements of income, owner’s equity and cash flows for the three-month period then ended for Shareholder (the “Shareholder Q1 Interim Financials” and together with the Audited Financial Statements, the “Shareholder Financial Statements”) no later than sixty (60) days after the Closing Date. The Shareholder Financial Statements (including the notes thereto) have been or will be, as applicable, prepared from the books and records of the Shareholder and present fairly, in all material respects, the respective financial condition of the Shareholder and the respective results of operations, owners’ equity and cash flow at the dates or for the respective periods then ended, as applicable, and have been prepared in accordance with GAAP, other than, in the case of the Shareholder Q1 Interim

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Financials, which will be reviewed by Grant Thornton, the absence of normal year‑end adjustments and footnote disclosure (none of which would be material, either individually or in the aggregate). The books and records of the Shareholder have been maintained in accordance with good business and bookkeeping practices and records of the Shareholder have been maintained in accordance with statutory requirements. The internal controls and procedures of the Shareholder are sufficient to ensure that the Shareholder Financial Statements are accurate in all material respects.

5.9    Sale of HH Common Stock
(d)    The Seller and Shareholder each understand that the shares of HH Common Stock it is acquiring pursuant to this Agreement are “restricted securities” under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration or an applicable exemption under the Securities Act and applicable state securities laws. In this connection, the Seller and each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Acts as presently in effect, and understands the resale limitations imposed by the Securities Act and such rules and regulations. Until such time as the HH Common Stock received by the Seller or Shareholder pursuant to this Agreement have been registered under the Securities Act, each of the Seller and Shareholder covenants and agrees that in no event will it make any sale, transfer or other disposition of any of the HH Common Stock except in full compliance with Rule 144 promulgated under the Securities Act. In addition, if requested by the Buyer or Buyer Parent, the Seller and Shareholder shall each furnish to the Buyer and Buyer Parent (at the expense of Seller and the Shareholder) an opinion of counsel or other evidence, reasonably satisfactory to the Buyer and Buyer Parent to the effect that any transfer is in full compliance with Rule 144 promulgated under the Securities Act.
(e)    Except as otherwise provided in Section 5.9(a), following the Closing, in the event that the Seller or Shareholder wishes to transfer the HH Common Stock, and such transfer would be in compliance with all Laws, neither the Buyer nor Buyer Parent will interfere and will cooperate with the Seller or Shareholder to effectuate any such transfer.
5.10    Non-Assignable Contracts.
Nothing in this Agreement shall be deemed to be an assignment by Seller to Buyer of any Assumed Contract or Permit for which a necessary consent has not been obtained by the Seller prior to the Closing (a “Non-Assignable Contract”).  The Parties shall, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (a) obtain the consent of the third parties required thereunder, (b) make the benefit of such Non-Assignable Contract available to Buyer and (c) enforce, at the request of the Buyer, any right of the Seller arising from such Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). With respect to any such Non-Assignable Contract as to which the necessary approval or consent of the assignment or transfer to the Buyer is obtained following the Closing, the Seller shall transfer, or cause to be transferred, such Non-Assignable Contract to the Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to the Buyer within five (5) Business Days following receipt

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of such approval or consent. Nothing in this Section 5.10 shall require the Buyer to pay any amount to the Seller or any other Person in order to obtain any consent required under any Non-Assignable Contract not obtained by the Seller prior to the Closing.
5.11    Contracts Not Transferred at Closing
Following the Closing, the Parties agree that if the Buyer or Seller becomes aware of a Contract that was not set forth on Schedule 2.1(d) that relates to any of the Purchased Assets, Assumed Liabilities or the operation of the Business, to which either the Seller or the Shareholder was a party prior to the Closing Date (an “Omitted Contract”), and such Omitted Contract is necessary for the Buyer’s operation of the Business, the Buyer shall have the option to request assumption of such Omitted Contract from Seller, or Shareholder, to the extent applicable. Upon any such request, the Seller or Shareholder, as applicable, shall use commercially reasonable efforts to cause such Omitted Contract to be assigned to the Seller, including with respect to obtaining any consent to assignment necessary from any counterparty to such Omitted Contract.

ARTICLE VI
CLOSING
6.1    Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic signatures. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered. The Closing shall be deemed to be effective as of 12:01 a.m.  Central Standard Time on the Closing Date.
6.2    Closing Deliveries.
(h)    At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following items, each in the form attached to this Agreement as an Exhibit or in form and substance reasonably acceptable to the Buyer, as applicable:
(i)    a certificate of an officer of the Seller certifying to the Buyer the resolutions of the shareholder and the board of directors of the Seller approving this Agreement and the transactions contemplated hereby;
(ii)    a bill of sale substantially in the form of Exhibit A, duly executed by the Seller;
(iii)    an assignment and assumption agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”), duly executed by the Seller;

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(iv)    a transition services agreement, substantially in the form of Exhibit C (the “Transition Services Agreement”) duly executed by the Seller;
(v)    intellectual property assignments, in forms acceptable to the Buyer, transferring to the Buyer all right, title and interest in, to and under all of the Intellectual Property held or used by the Seller, duly executed by the Seller (collectively, the “IP Assignments”);
(vi)    [Reserved.]
(vii)    all documents and instruments, executed and delivered in form and substance acceptable to the Buyer, amending the Seller’s articles of incorporation, any foreign qualification registrations and any assumed name or d/b/a filings to eliminate the Seller’s right to use the names “Accountable Health Solutions,” or any other name that, in the reasonable judgment of the Buyer, is similar to any of the foregoing names except otherwise provided herein;
(viii)    the consents and acknowledgements set forth in Section 3.3(c), other than the following agreements, to which consents shall be sought following the Closing: (i) Real property lease for the facility located in Des Moines, Iowa, (ii) Real property lease for the facility located in Indianapolis, Indiana, and (iii) the contracts set forth on Schedule 2.1(d) for which notice or consent is required, as indicated thereon.
(i)    At the Closing, the Buyer shall deliver to the Seller or Shareholder, as applicable, the following items, each in the form attached to this Agreement as an Exhibit or in form and substance reasonably acceptable to the Seller, as applicable:
(i)    a certificate of an officer of the Buyer Parent certifying to the Seller the resolutions of the sole member of the Buyer, the sole member of Hooper Wellness, and the board of directors of Buyer Parent approving this Agreement and the transactions contemplated hereby;
(ii)    a Transition Services Agreement, substantially in the form of Exhibit C duly executed by the Buyer;
(iii)    the Cash Payment, and stock certificates for HH Common Stock constituting the Purchase Price less the Holdback Shares;
(iv)    the Assignment and Assumption Agreement, duly executed by the Buyer; and
(v)    the IP Assignments, duly executed by the Buyer.
ARTICLE VII
INDEMNIFICATION
7.1    Survival of Representations and Warranties.
(j)    The representations and warranties in this Agreement shall survive the Closing as follows:

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(xiv)    The representations and warranties in Sections 3.1 (Organization; Good Standing), 3.2 (Authorization; Binding Effect), 3.6(a) (Intellectual Property – Ownership), 3.7(a) (Title to Purchased Assets), 3.10(f) (Payment of Bonuses and Commissions), 3.16 (Brokers), 3.22 (No Indebtedness), 4.1 (Organization; Good Standing), 4.2 (Authorization; Binding Effect), 4.5 (Brokers), and 4.6 (Valid Issuance of HH Common Stock), and the obligations in Section 8.10, shall survive the Closing indefinitely;
(xv)    The representations and warranties in Sections 3.8 (Compliance with Laws), 3.11 (Employee Benefits), 3.13 (Taxes), and 3.15 (Environmental and Healthcare Law Compliance) shall terminate on the date that is sixty (60) days following the expiration of the applicable statute of limitations;
(xvi)    All other representations and warranties in this Agreement shall terminate on the date that is eighteen (18) months after the Closing Date (the “Survival Date”);
(xvii)    All covenants and agreements shall expire when so stated in accordance with their express terms.
(k)    Notwithstanding the above, all claims on or prior to the Survival Dates set forth above and the indemnity with respect thereto, shall survive the time at which such claim would otherwise terminate pursuant to this Section 7.1 if notice of the inaccuracy or breach giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.
7.2    Indemnification.
(l)    Indemnification by the Seller and Shareholder. Subject to the terms and conditions of this Article VII, from and after the Closing Date, the Seller and Shareholder jointly and severally, hereby agree to indemnify, defend and hold harmless the Buyer and its Affiliates and each of their respective officers, directors, employees, shareholders, members, partners and agents (the “Buyer Indemnified Parties”) from and against all Losses asserted against, resulting to, imposed upon or incurred by any of the Buyer Indemnified Parties, directly or indirectly, by reason of, arising out of or resulting from:
(i)    any breach of any representation or warranty of the Seller or Shareholder contained in or made pursuant to this Agreement or any Ancillary Agreement;
(ii)    any non‑fulfillment or breach of any covenant or agreement of the Seller or Shareholder or any covenant or agreement of the Seller or Shareholder contained in this Agreement or any Ancillary Agreement;
(iii)    any Excluded Liabilities;
(iv)    any Excluded Asset; and
(v)    any Action relating to clauses (i) through (iv) above.

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(m)    Indemnification by the Buyer. Subject to the terms and conditions of this Article VII, from and after the Closing Date, the Buyer hereby agrees to indemnify, defend and hold harmless the Seller, the Shareholder and their respective Affiliates and each of their respective officers, directors, employees, shareholders, members, partners and agents (“Seller Indemnified Parties”) from and against all Losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from:
(i)    any breach of any representation or warranty of the Buyer or Buyer Parent, as applicable, contained in or made pursuant to this Agreement or any Ancillary Agreement;
(ii)    any non‑fulfillment or breach of any covenant or agreement of the Buyer contained in this Agreement or any Ancillary Agreement;
(iii)    any Assumed Liabilities; and
(iv)    any Action relating to clauses (i) through (iii) above.
7.3    Notice of Claims.
(p)    Any of the Buyer Indemnified Parties or the Seller Indemnified Parties seeking indemnification hereunder (in each case, the “Indemnified Party”) shall, within the period provided for in Section 7.1, give to the Party obligated to provide indemnification (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise, or that would reasonably be expected to give rise, to the claim for indemnification hereunder that is the subject of the Claim Notice. The Claim Notice shall include (if and to the extent then known) the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 7.3(a), or, with respect to the Buyer, if applicable, a statement that it intends in lieu thereof, not to deliver all or any part of the Indemnity Shares pursuant to Section 7.3. A Claim Notice shall be given promptly following the Indemnified Party’s determination that facts or events are reasonably expected to give rise to a claim for indemnification hereunder; provided that the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent it shall have been prejudiced by such failure.
(q)    An Indemnitor (acting through the Buyer, in the case of indemnification sought by the Seller Indemnified Parties, and acting through the Seller, in the case of indemnification sought by any of the Buyer Indemnified Parties) shall have thirty (30) days after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds or, if applicable, acknowledge that the Buyer will not deliver all or part of the Indemnity Shares in accordance with Section 7.6 or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). For a period of thirty (30) days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnified

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Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within thirty (30) days after the date the Dispute Notice is given, such dispute will be resolved by binding arbitration conducted by the American Arbitration Association in accordance with the American Arbitration Association’s Commercial Arbitration Rules. In the event of any conflict between this Agreement and such rules, the provisions of this Agreement shall govern. Either party may initiate arbitration. The decision of the arbitrator or arbitration panel, as the case may be, shall be final and incontestably binding upon the parties and not subject to any rights of appeal. Judgment, if applicable, upon any award may be entered in any court of competent jurisdiction. Each party shall share equally the fees and expenses of the American Arbitration Association, including, without limitation, the fees and expenses of the arbitrator(s). If the Indemnitor agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then the Indemnitor shall make payment to the Indemnified Party in accordance with the provisions of Section 7.6.
(r)    The provisions of this Section 7.3 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims shall be governed by Section 7.4.
7.4    Third‑Party Claims‑.
(d)    If a claim by a third party is made against an Indemnified Party (a “Third‑Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly notify the Indemnitor in writing of such Third‑Party Claim (a “Third‑Party Claim Notice”). The Third‑Party Claim Notice shall describe in reasonable detail the facts giving rise or that could reasonably be expected to give rise to the claim for indemnification hereunder that is the subject of the Third‑Party Claim Notice, the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim described in the Third‑Party Claim Notice (to the extent not previously provided under this Section 7.4). A Third‑Party Claim Notice shall be given promptly following the Indemnified Party’s determination that facts or events are reasonably expected to give rise to a claim for indemnification hereunder; provided that the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent it shall have been prejudiced by such failure.
(e)    An Indemnitor shall have forty‑five (45) days after receipt of such Third‑Party Claim Notice to notify in writing any Indemnified Party that it intends to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and such Indemnified Party shall cooperate with it in connection therewith; provided, however, that an Indemnitor may not undertake, conduct or control such settlement or defense unless such Indemnitor accepts responsibility for all Losses relating to the claim identified in the Third‑Party Claim Notice; provided, further that the Indemnitor shall not have the right to assume the defense of such Third‑Party Claim, notwithstanding the acceptance of responsibility for such Losses, if (i) the Third‑Party Claim seeks only an injunction or other equitable relief, (ii) the Indemnified Party shall have been advised by independent outside counsel that there are

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one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnitor and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnitor could not adequately represent the Indemnified Party’s interests because they conflict with those of the Indemnitor, (iii) such Third‑Party Claim involved, or could reasonably be expected to have a material effect on, any matter beyond the scope of the indemnification obligation of the Indemnitor, or (iv) the Indemnitor shall not have assumed the defense of such Third‑Party Claim in a timely fashion. In such event, each Indemnified Party shall be entitled to participate with its own counsel at its own expense, provided that, if in the reasonable opinion of counsel for such Indemnified Party, there is an actual conflict of interest between the Indemnitor and the Indemnified Parties, then the reasonable cost of counsel for the Indemnified Party shall be borne by the Indemnitor. The Indemnitor shall not, except with the consent of an Indemnified Party, enter into any settlement or compromise any claim by a third Person that (X) does not include as a term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability (subject to the limitations of this Article VII) with respect to such claim or consent to entry of any judgment; or (Y) involves any non‑monetary relief or remedy, including any restrictions on the Indemnified Party’s ability to operate or compete. Any consent required by this Section 7.4(b) shall not be unreasonably delayed, withheld or conditioned.
(f)    If the Indemnitor does not notify each Indemnified Party in writing within forty-five (45) days after receipt of a Third‑Party Claim Notice that it elects to undertake the defense thereof, the Indemnified Parties shall have the right to undertake the defense or prosecution of the claim through one counsel of their own choice; provided, however, in no event shall the Indemnified Parties settle or compromise any such Third‑Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.
(g)    Each Party shall have full access to the employees, books and records of the other Parties for purposes of investigating the merits of any claim that is the subject of investigation. Each Party shall use its reasonable best efforts to preserve the confidentiality and/or privileged status of all confidential and/or privileged information provided pursuant to such request.
7.5    Limitations of Liability.
Notwithstanding anything in this Agreement to the contrary:
(c)    The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 7.2(a)(i) (other than as set forth in Section 7.5(c), for which the following limitations set forth in Section 7.5(a) and 7.5(b) will not apply) until the sum of the aggregate amount of all claims under Section 7.2(a)(i) exceeds $75,000 (the “Basket Amount”), after which the Buyer Indemnified Parties shall be entitled to receive indemnification to the extent Losses exceed the Basket Amount.
(d)    In no event shall the aggregate liability of the Seller and the Shareholder under Section 7.2(a)(i) (other than as set forth in Section 7.5(c), for which the following limitations set forth in Sections 7.5(a) and 7.5(b) will not apply) exceed the Purchase Price.

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(e)    The indemnification obligations of the Seller or Shareholder for any Losses resulting from any of the following shall not be subject to the limitations set forth in Sections 7.5(a) and 7.5(b): (i) fraud or intentional misrepresentation on the part of the Seller or Shareholder, (ii) the breach of any Fundamental Representation, (iii) any non‑fulfillment or breach of any covenant or agreement of the Seller or Shareholder in any case, contained in this Agreement or any Ancillary Agreement, (iv) any Excluded Liability, (v) any Excluded Asset, or (vi) failure to deliver the Audited Financial Statements pursuant to Section 5.8.
7.6    Manner of Payment.
(g)    Any Loss for which Buyer is entitled to indemnification pursuant to Section 7.2(a) shall reduce the number of Indemnity Shares Buyer is obligated to deliver in accordance with the terms of this Agreement. Within ten (10) days after a final determination has been made pursuant to Section 7.3 or Section 7.4 that Buyer is entitled to indemnification for a Loss, Buyer will send a notice to Seller that it is reducing the number of Indemnity Shares issuable under Section 2.4(b) by a number of shares determined by dividing the amount of such Loss by the Agreed Stock Value, rounded up to the nearest whole share. Subject to the other terms and conditions of this Agreement, in the event that the Indemnity Shares are insufficient to cover the amount of any such Loss, the Seller and the Shareholder shall be jointly and severally liable for the amount of such Loss and shall, at the sole option of the Seller and the Shareholder, (i) turn over to the Buyer that number of Delivered Shares with a value equal to, based on the Agreed Stock Value, the amount of such Loss exceeding the value of the Indemnity Shares applied to such Loss, (ii) deliver such amount by wire transfer of immediately available funds to the account designated by the Buyer Indemnified Party or (iii) compensate the Buyer Indemnified Party for such excess Loss through a combination of subsections (i) and (ii) above.
(h)    Any indemnification pursuant to Section 7.1(b) shall be made as a payment by the Buyer to the relevant Seller Indemnified Party by transfer of immediately available funds to the account designed by the Seller Indemnified Party within ten (10) days of the final determination thereof.
(i)    Within nineteen (19) months after the Closing Date, the Buyer shall deliver to the Seller or Shareholder, as designated by Shareholder, the Indemnity Shares less any shares that have been deducted therefrom under this Section 7.6, and any shares necessary to cover amounts then under dispute, which such disputed amounts shall be released upon final settlement of all disputed claims.
7.7     Exclusive Remedy. Subject to Section 5.4, Section 7.5(c) and Section 8.3, the parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all Losses arising from or relating to any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the transactions contemplated hereby or thereby, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.3, or to seek any remedy on account of fraud by any Person. For purposes of calculating Losses in connection with a claim for indemnification under this Article VII, each

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of the representations and warranties that contains any qualifications as to materiality, material adverse effect or other similar language shall be deemed to have been given as though there were no such qualifications, and any such qualifications shall be disregarded for purposes of this Article VII.
ARTICLE VIII
MISCELLANEOUS
8.1    Entire Agreement; Amendments.
The Non-Disclosure Agreement, this Agreement, the Disclosure Schedules, the Exhibits referred to herein and the documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent among the Parties. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the Parties.
8.2    Invalidity.
If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.
8.3    Specific Performance.
Each of the Parties acknowledges and agrees that each of the other Parties would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any and all other remedies that may be available at law or in equity, the Parties agree that each of the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter, in addition to any other remedy to which such Party may be entitled pursuant hereto.
8.4    Amendment; Extension; Waiver.
At any time prior to the Closing Date, each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

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8.5    Expenses.
Except as otherwise provided herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.
8.6    Public Announcements.
All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval in writing of the Buyer and the Seller. Notwithstanding anything herein to the contrary, the Buyer has the right to publicly disclose this Agreement and the transactions contemplated hereby as required by applicable securities laws without the prior written approval of the Seller or the Shareholder.
8.7    Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic mail, by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other Party as follows:
If to the Seller or the Shareholder:
Accountable Health Solutions
1101 Wootton Parkway
10th Floor
Rockville, MD 20852
Attention: David T. Blair, Chief Executive Officer
Email Address: dblair@accountablehealth.com
with a copy (which copy shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
701 Pennsylvania Ave., N.W., Suite 900
Washington, D.C. 20004
Attention: Theresa Carnegie, Esq.
Email Address: TCCarnegie@mintz.com

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If to the Buyer, to:
Hooper Holmes, Inc.
560 N. Rogers Rd
Olathe, KS 66062
Attention: Henry Dubois, President and Chief Executive Officer
Email Address: Henry.Dubois@hooperholmes.com
with a copy (which copy shall not constitute notice) to:
Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Attention: Kirstin Salzman
Email Address: Kirstin.Salzman@huschblackwell.com
with a copy (which copy shall not constitute notice) to:
Outside General Counsel Services, Inc.
10975 SW Avocet Court
Beaverton, OR 97007
Attention: Jay Zollinger
Email Address: Legal@hooperholmes.com
Such notice shall be deemed to be received when delivered if delivered personally, or the next Business Day after the date sent if sent next Business Day service by a United States national overnight delivery service, or three (3) Business Days after the date mailed if mailed by certified or registered mail, or upon receipt of confirmation of delivery if sent by facsimile. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required under this Agreement, the giving of such notice may be waived in writing by the Party entitled to receive such notice.
8.8    Successors and Assigns; No Third‑Party Beneficiaries‑.
The rights of a Party under this Agreement shall not be assignable by such Party without the written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, except and as provided in Article VII, any right, remedy or claim under or by reason of this Agreement.
8.9    Compliance with Bulk Sales Laws.
The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; it being understood that any Liabilities arising out of

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the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities and Buyer shall be liable for and indemnify and hold the Seller harmless from any such Liabilities as provided in Section 5.5(b).
8.10    Interpretation.
(g)    Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
(h)    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement and the Disclosure Schedules in their entirety and not to any particular provision, unless otherwise stated, (iii) the term “including” shall mean “including, without limitation,” (iv) unless otherwise stated, the term “day” means a calendar day, and (v) references in this Agreement to dollar amount thresholds shall not, for purposes of this Agreement, be deemed to be evidence of materiality or a material adverse effect.
8.11    Governing Law.
This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
8.12    Jurisdiction; Waiver of Jury Trial.
The Parties hereby agree that any dispute or controversy arising out of or related to this Agreement or the transactions contemplated hereby shall be conducted only in federal and state courts located in Delaware. Each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in the State of Delaware. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8.9. Nothing in this Section 8.13, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by Law.
8.13    Execution in Counterparts; Facsimile.
This Agreement may be executed in multiple counterparts (including electronically‑transmitted counterparts), each of which shall be considered an original instrument,

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but all of which shall be considered one (1) and the same agreement, and shall become binding when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the day and year first above written.
BUYER:
Jefferson Acquisition, LLC

By: /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

HOOPER WELLNESS:
Hooper Wellness, LLC

By: /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

BUYER PARENT:
Hooper Holmes, Inc.

By: /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

SELLER:
Accountable Health Solutions, Inc.

By: /s/ David T. Blair
Name: David T. Blair
Title: President

SHAREHOLDER:
Accountable Health, Inc.

By: /s/ David T. Blair
Name: David T. Blair
Title: President

EXHIBIT A
Form of Bill of Sale
(see attached)
EXHIBIT B
Form of Assignment and Assumption Agreement
(see attached)

EXHIBIT 2.5(a)
Form of Closing Statement
(to come)
EXHIBIT C
Transition Services Agreement
(see attached)

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